The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale of securities is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 3, 2010

PRELIMINARY PRICING	Registration Statement Nos. 333-162193 and 333-162193-01
(TO PROSPECTUS DATED APRIL 2, 2010)	Rule 424(b)(5)
The Royal Bank of Scotland N.V.
RBS NotesSM
fully and unconditionally guaranteed by RBS Holdings N.V.

4,000,000 ETNs*
RBS US Large Cap TrendpilotTM Exchange Traded Notes
General

•
The RBS US Large Cap Trendpilot Exchange Traded Notes (the “ETNs”) (NYSE Arca: “TRND”) are designed for investors who seek exposure to an index that utilizes a systematic trend-following strategy to provide exposure to either the S&P 500® Total Return Index or the yield on a hypothetical notional investment in 3-month U.S. Treasury bills, depending on the relative performance of the S&P 500® Total Return Index on a simple historical moving average basis.  The ETNs do not pay interest, and investors should be willing to lose up to 100% of their investment if the Index declines or does not increase in an amount sufficient to offset the investor fee.

•
The ETNs are unsecured and unsubordinated obligations of The Royal Bank of Scotland N.V., maturing December 7, 2040, and are fully and unconditionally guaranteed by RBS Holdings N.V.  Any payment on the ETNs is subject to the ability of The Royal Bank of Scotland N.V., as the issuer of the ETNs, and RBS Holdings N.V., as the guarantor of the issuer’s obligations under the ETNs, to pay their respective obligations as they become due.

•
The denomination and stated principal amount of each ETN is $25.00.  Any ETNs issued in the future may be issued at a price that is higher or lower than the stated principal amount, based on the indicative value of the ETNs at that time.

•
The initial offering of ETNs is expected to price on December 6, 2010 (the “inception date”) and is expected to settle on December 9, 2010 (the “initial settlement date”).  Delivery of the ETNs in book-entry form only will be made through The Depository Trust Company (“DTC”).

Key Terms
Issuer:	The Royal Bank of Scotland N.V. (“RBS NV”)
Guarantor:	RBS Holdings N.V. (“RBS Holdings”)
Inception Date:	Expected to be December 6, 2010
Initial Settlement Date:	Expected to be December 9, 2010
Maturity Date:	December 7, 2040, subject to postponement if such day is not a business day or if the final valuation date is postponed.
Final Valuation Date:	December 4, 2040, subject to postponement as described below.
Index:
The return on the ETNs will be based on the performance of the RBS US Large Cap Trendpilot Index (USD) (the “Index”) during the term of the ETNs.  The Index was created by The Royal Bank of Scotland plc (the “Index Sponsor”), and is calculated by Standard & Poor’s Financial Services LLC (the “Index calculation agent”). The level of the Index is reported on Bloomberg under the ticker symbol “TPLCUT <Index>.”  The Index provides exposure to either the S&P 500® Total Return Index (Bloomberg symbol “SPTR Index”) (the “Benchmark Index”) or the yield on a hypothetical notional investment in 3-month U.S. Treasury bills (the “Cash Rate”), depending on the relative performance of the Benchmark Index on a simple historical moving average basis.  If the level of the Benchmark Index is at or above its historical 200-day simple moving average for five consecutive days (which is referred to in this pricing supplement as a “positive trend”), the Index will track the return on the Benchmark Index and will have no exposure to the Cash Rate until a negative trend occurs.  Conversely, if the level of the Benchmark Index is below such average for five consecutive days (which is referred to in this pricing supplement as a “negative trend”), then the Index will track the Cash Rate and will have no exposure to the Benchmark Index until the next positive trend.  As of the date of this pricing supplement, the Index tracks the Benchmark Index.  For more information, see “The Index” in this pricing supplement.

Payment at Maturity:
If your ETNs have not previously been repurchased or redeemed by RBS NV, at maturity you will receive a cash payment equal to the daily redemption value of your ETNs on the final valuation date (subject to postponement if the final valuation date is not a trading day or a market disruption event exists on the final valuation date).

Daily Redemption Value:
The daily redemption value as of the inception date is equal to the stated principal amount of $25.00 per ETN.  For any valuation date thereafter, the daily redemption value per ETN is equal to (a) the daily redemption value on the immediately preceding valuation date, multiplied by (b) the index factor on such valuation date, multiplied by (c) the fee factor on such valuation date. RBS Securities Inc. (the “calculation agent”) will determine the daily redemption value on each valuation date.

Index Factor:
The index factor on any valuation date, including the final valuation date, will be equal to the Index closing level on such valuation date, divided by the Index closing level on the immediately preceding valuation date.

Fee Factor/Investor Fee:
The fee factor on any valuation date, including the final valuation date, will be equal to one minus the investor fee, which is the product of (a) the annual investor fee and (b) the day-count fraction.

Annual Investor Fee:	The annual investor fee will be equal to (a) 1.00% per annum when the Index is tracking the Benchmark Index and (b) 0.50% per annum when the Index is tracking the Cash Rate.

The daily redemption value payable at maturity or upon early repurchase or redemption of your ETNs is reduced by the aggregate investor fee applicable to your ETNs.  As a result, the level of the Index must increase by an amount sufficient to offset such reduction in order for you to receive at least the principal amount of your investment at maturity or upon early repurchase or redemption.  If the level of the Index decreases or does not increase sufficiently, you will receive less, and possibly significantly less, than the principal amount of your investment at maturity or upon early repurchase or redemption.

 (key terms continued on next page)

The ETNs involve risks not associated with an investment in conventional debt securities.  See “Risk Factors” beginning on PS-12 of this pricing supplement.

The ETNs are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved the ETNs, or determined if this pricing supplement or the prospectus are truthful or complete.  Any representation to the contrary is a criminal offense.

* The agent for this offering, RBS Securities Inc. (“RBSSI”), is our affiliate.  We expect to issue $4,000,000 in principal amount of the ETNs (equivalent to 160,000 ETNs) on the inception date to be sold through RBSSI.  These ETNs and additional ETNs may be offered and sold from time to time by or through RBSSI and one or more dealers at a price that is higher or lower than the $25.00 stated principal amount, based on the indicative value of the ETNs at that time.  We will receive proceeds equal to 100% of the offering price of the ETNs issued and sold after the inception date.  We expect to enter into an agreement with Pacer Financial, Inc. (“Pacer”) under which Pacer will receive a portion of the investor fee in consideration for its role in marketing the ETNs. The actual amount received by Pacer in a given year will depend on, among other things, the daily redemption value of ETNs then outstanding and the number and value of any other then outstanding securities issued by RBS NV or its affiliates and marketed by Pacer.

In exchange for providing certain services relating to the distribution of the ETNs, RBSSI, a member of the Financial Industry Regulatory Authority (“FINRA”), may receive all or a portion of the investor fee.  See “Plan of Distribution (Conflicts of Interest)” in this pricing supplement for more information.

RBS Securities Inc.
December       , 2010

(key terms continued from previous page)

Day-Count Fraction:
On each valuation date, the day-count fraction is equal to the number of days from, but excluding, the immediately preceding valuation date to, and including, the applicable valuation date, divided by 365.

Index Closing Level:
The Index closing level on any trading day will be the official closing level of the Index with respect to such trading day reported on Bloomberg page “TPLCUT <Index>” or any successor page on Bloomberg or any successor service, as applicable, or if the official closing level of the Index is not reported on such page, the official closing level of the Index with respect to such trading day as published or otherwise made publicly available by the Index Sponsor or the Index calculation agent, in each case as determined by the calculation agent.  In certain circumstances, the Index closing level will be based on the alternative calculation of the Index as described under “Specific Terms of the ETNs—Discontinuation or Modification of the Index.”

Repurchase of the ETNs at Your Option:
Subject to the requirements described below, on any business day from, and including, the initial settlement date to, and including, November 29, 2040, you may offer the applicable minimum repurchase amount or more of your ETNs to RBS NV for repurchase.  The minimum repurchase amount will be equal to 40,000 ETNs for any single repurchase.  The trading day immediately following the date you offer your ETNs for repurchase will be the valuation date applicable to such repurchase.  If you elect to offer your ETNs for repurchase, and the requirements for acceptance by RBS NV are met, you will receive a cash payment on the applicable repurchase date in an amount equal to the daily redemption value on the relevant valuation date, calculated in the manner described herein.

Redemption of the ETNs at Our Option:
We will have the right to redeem, in our sole discretion, the ETNs in whole, but not in part, on any business day from, and including, the initial settlement date to, and including, December 5, 2040.  The trading day immediately following the date on which we deliver the irrevocable redemption notice will be the valuation date applicable to such redemption.  Upon any such redemption, you will receive a cash payment on the applicable redemption date in an amount equal to the daily redemption value on the relevant valuation date.  If we exercise our right to redeem the ETNs, we will deliver an irrevocable redemption notice to DTC (the holder of the global note) not less than five business days prior to the applicable redemption date.  The last day on which we can deliver a redemption notice is November 28, 2040.

Repurchase Mechanics:
To offer your ETNs for repurchase, you and your broker must deliver an irrevocable offer for repurchase and confirmation of repurchase to RBS NV and follow the procedures set forth under “Specific Terms of the ETNs—Repurchase at Your Option.” If your offer for repurchase is received by e-mail after 4:00 p.m. or if your signed confirmation of repurchase is received by fax after 5:00 p.m., New York City time, on a business day, you will be deemed to have made your offer for repurchase on the following business day.  If you otherwise fail to comply with these procedures, your offer will be deemed ineffective and RBS NV will not be obligated to repurchase your ETNs.  Unless the scheduled repurchase date is postponed as described herein, the final day on which RBS NV will repurchase your ETNs will be December 5, 2040.  You must offer your ETNs for repurchase no later than November 29, 2040 in order to have your ETN’s repurchased on December 5, 2040.

Valuation Date:
Each business day from and including the inception date to and including the final valuation date.  If any valuation date is not a trading day or if a market disruption event exists on any valuation date, the valuation date (including the final valuation date) will be postponed for up to five business days as provided in this pricing supplement.

Repurchase Date:
The repurchase date for any ETNs is the third business day immediately following the applicable valuation date.  Unless the scheduled repurchase date is postponed as described in this pricing supplement, the final day on which RBS NV will repurchase your ETNs will be December 5, 2040.  As such, you must offer your ETNs for repurchase no later than November 29, 2040.

Redemption Date:	The redemption date will be specified in the redemption notice and will not be less than five business days or more than ten business days after the date of the redemption notice.
Listing / Secondary Market:
We intend to list the ETNs on NYSE Arca, Inc. (“NYSE Arca”) under the ticker symbol “TRND.”  If an active secondary market in the ETNs develops, we expect that investors will purchase and sell the ETNs primarily in this secondary market.  We have no obligation to maintain any listing on NYSE Arca or any other exchange.

Trading Day:
A trading day is a day on which (a) trading is generally conducted on NYSE Arca and the relevant exchange, and (b) the level of the Index is calculated and published, in each case as determined by the calculation agent.

Relevant Exchange:
The relevant exchange means (a) when the Index is tracking the Benchmark Index, the primary exchange or quotation system for any component, or futures or option contracts related to any component, then included in the Benchmark Index, and (b) when the Index is tracking the Cash Rate, the primary exchange or quotation system for 3-month U.S. Treasury bills or futures or options contracts that reference 3-month U.S. Treasury bills.

Business Day:
A business day is any day that is not a Saturday or Sunday or a day on which banking institutions in The City of New York are authorized or required by law, executive order or governmental decree to be closed.

Index Calculation Agent:	Standard & Poor’s Financial Services LLC
Calculation Agent:	RBS Securities Inc.
Trustee:	Wilmington Trust Company
Securities Administrator:	Citibank, N.A.
CUSIP/ISIN:	78009L308 / US78009L3087

TABLE OF CONTENTS

PRICING SUPPLEMENT	Page

About This Pricing Supplement	PS-1
Where You Can Find Additional Information	PS-2
Summary	PS-3
Risk Factors	PS-12
Hypothetical Examples	PS-22
The Index	PS-27
Valuation of the ETNs	PS-42
Specific Terms Of The ETNs	PS-44
Clearance and Settlement	PS-53
Use Of Proceeds; Hedging	PS-54
Taxation in The Netherlands	PS-55
U.S. Federal Income Tax Consequences	PS-58
Plan Of Distribution (Conflicts Of Interest)	PS-61
Benefit Plan Investor Considerations	PS-63
Annex A – Form of Offer for Repurchase	PS-65
Annex B – Form of Confirmation of Repurchase	PS-66

PROSPECTUS	Page

About This Prospectus	1
Where You Can Find Additional Information	2
Cautionary Statement on Forward-Looking Statements	3
Consolidated Ratios of Earnings to Fixed Charges	4
The Royal Bank of Scotland N.V. and RBS NV Holdings N.V.	5
Use of Proceeds	6
Description of Debt Securities	7
Forms of Securities	17
The Depositary	18
Plan of Distribution (Conflicts of Interest)	20
Legal Matters	23
Experts	24
Benefit Plan Investor Considerations	25
Enforcement of Civil Liabilities	26

PS-i

ABOUT THIS PRICING SUPPLEMENT

As used in this pricing supplement, “RBS NV”, “we,” “us,” “our” and the “Bank” refer to The Royal Bank of Scotland N.V., “RBS Holdings” refers to RBS Holdings N.V., “RBSSI” refers to RBS Securities Inc., and references to “dollars” and “$” are to United States dollars.

The ETNs are our unsecured and unsubordinated obligations issued as part of our RBS NotesSM program and guaranteed by RBS Holdings.  RBS NotesSM is a service mark of The Royal Bank of Scotland N.V.

This pricing supplement sets forth certain terms of the ETNs and supplements the prospectus dated April 2, 2010 relating to our debt securities of which the ETNs are part.  This pricing supplement is a "prospectus supplement" referred to in the prospectus.  You may access the prospectus on the Securities and Exchange Commission (“SEC”) website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated April 2, 2010:

http://www.sec.gov/Archives/edgar/data/897878/000095010310000965/dp17102_424b2-base.htm

Our Central Index Key, or CIK, on the SEC website is 0000897878.

This pricing supplement, together with the prospectus described above, contains the terms of the ETNs and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in this pricing supplement, as the ETNs involve risks not associated with conventional debt securities.  You should consult your investment, legal, tax, accounting and other advisers before deciding to invest in the ETNs.

It is important for you to read and consider all information contained in this pricing supplement and the accompanying prospectus in making your investment decision.  You should also read and consider the information contained in the documents identified in “Where You Can Find Additional Information” in the accompanying prospectus.

We have not authorized anyone to provide information other than contained in this pricing supplement and the accompanying prospectus with respect to the ETNs.  We take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you.  This document may only be used where it is legal to sell these ETNs.  We are offering to sell these ETNs and seeking offers to buy these ETNs only in jurisdictions where offers and sales are permitted.

Any ETNs issued, sold or distributed pursuant to this pricing supplement may not be offered or sold (i) to any person/entity listed on sanctions lists of the European Union, United States or any other applicable local competent authority; (ii) within the territory of Cuba, Sudan, Iran and Myanmar; (iii) to residents in Cuba, Sudan, Iran or Myanmar; or (iv) to Cuban Nationals, wherever located.

The information set forth in this pricing supplement is directed to prospective purchasers who are United States residents.  We disclaim any responsibility to advise prospective purchasers who are residents of countries other than the United States of any matters arising under foreign law that may affect the purchase of or holding of, or receipt of payments on, the ETNs.  These persons should consult their own legal and financial advisors concerning these matters.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

RBS Holdings is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith, RBS Holdings files reports and other information with the SEC.  You may read and copy these documents at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549.  Copies of this material can also be obtained from the Public Reference Room of the SEC at 100 F Street, NE, Washington, D.C. 20549 at prescribed rates.  Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room.  The SEC also maintains an Internet website that contains reports and other information regarding RBS Holdings that are filed through the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) System. This website can be accessed at www.sec.gov.  You can find information RBS Holdings has filed with the SEC by reference to file number 1-14624.

The SEC allows us to incorporate by reference much of the information RBS Holdings files with it, which means that we and RBS Holdings can disclose important information to you by referring you to those publicly available documents.  The information that we and RBS Holdings incorporate by reference in this pricing supplement is considered to be part of this pricing supplement.  Because we and RBS Holdings are incorporating by reference future filings with the SEC, this pricing supplement is continually updated and those future filings may modify or supersede some of the information included or incorporated in this pricing supplement.  This means that you must look at all of the SEC filings that we and RBS Holdings incorporate by reference to determine if any of the statements in this pricing supplement or in any document previously incorporated by reference have been modified or superseded.  This pricing supplement incorporates by reference the documents listed below, all subsequent Annual Reports filed on Form 20-F and any future filings we or RBS Holdings make with the SEC (including any Form 6-Ks RBS Holdings subsequently files with the SEC and specifically incorporates by reference into this pricing supplement) under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act that are identified in such filing as being specifically incorporated by reference into the Registration Statement of which this pricing supplement is a part until we and RBS Holdings complete our offering of the securities to be issued under the registration statement or, if later, the date on which any of our affiliates cease offering and selling these securities:

•	Annual Report on Form 20-F of RBS Holdings for the year ended December 31, 2009, filed on March 26, 2010; and

•	Reports on Form 6-K of RBS Holdings filed on April 1, 2010, May 14, 2010, June 11, 2010, August 31, 2010 and September 30, 2010 (two reports).

You may request, at no cost to you, a copy of these documents (other than exhibits not specifically incorporated by reference) by writing or telephoning us at:

The Royal Bank of Scotland N.V.
Investor Relations Department
Gustav Mahlerlaan 10
P.O. Box 283
1000 EA Amsterdam, The Netherlands
(31-20) 628-7835

SUMMARY

The following summary answers some questions that you might have regarding the ETNs in general terms only.  It does not contain all the information that may be important to you.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus.  References to the “prospectus” mean the accompanying prospectus dated April 2, 2010.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in this pricing supplement.  In addition, we urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the ETNs.

We may, without providing you notice or obtaining your consent, create and issue ETNs in addition to those offered by this pricing supplement having the same terms and conditions as the ETNs.  We may consolidate the additional ETNs to form a single class with the outstanding ETNs.

What are the ETNs and how do they work?

The ETNs are unsecured and unsubordinated obligations of The Royal Bank of Scotland N.V. (“RBS NV”), and are fully and unconditionally guaranteed by RBS Holdings N.V. (“RBS Holdings”).  The return on the ETNs is linked to the performance of the RBS US Large Cap Trendpilot Index (USD) (the “Index”).

We will not pay you interest during the term of the ETNs.  The ETNs do not have a minimum redemption or repurchase value and are fully exposed to any decline in the Index.  Depreciation of the Index will reduce your payment at maturity or upon early repurchase or redemption of your ETNs, and you could lose your entire investment.

In addition, the daily redemption value, which is payable at maturity or upon early repurchase or redemption of your ETNs, is reduced by the aggregate investor fee applicable to your ETNs.  As a result, the level of the Index must increase by an amount sufficient to offset such reduction in order for you to receive at least the principal amount of your investment at maturity or upon early repurchase or redemption.  If the level of the Index decreases or does not increase sufficiently, you will receive less, and possibly significantly less, than the principal amount of your investment at maturity or upon early repurchase or redemption.

For a description of how the payment at maturity and upon early repurchase or redemption, respectively, are calculated, please refer to the “Specific Terms of the ETNs—Payment at Maturity” and “Specific Terms of the ETNs—Payment Upon Repurchase or Redemption” in this pricing supplement.

The denomination and stated principal amount of each ETN is $25.00.  Any ETNs issued in the future may be issued at a price higher or lower than the stated principal amount, based on the indicative value of the ETNs at that time (which is determined in the manner described in “Valuation of the ETNs” below).  You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances.  Instead, we will issue the ETNs in the form of a global certificate, which will be held by The Depository Trust Company (“DTC”) or its nominee.  Direct and indirect participants in DTC will record beneficial ownership of the ETNs by individual investors.  Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the ETNs through the accounts those systems maintain with DTC.  You should refer to the section “Specific Terms of the ETNs—Forms of the ETNs” below and the sections “Forms of Securities” and “The Depositary” in the accompanying prospectus.

In addition, unlike ordinary debt securities, the ETNs are not principal protected and do not pay interest.  Any payment on the ETNs is subject to the creditworthiness (i.e., the ability to pay) of The Royal Bank of Scotland N.V., as the issuer of the ETNs, and RBS Holdings N.V., as the guarantor of the issuer’s obligations under the ETNs.

What is the Index and who publishes the level of the Index?

The Index was created by The Royal Bank of Scotland plc, as index sponsor (the “Index Sponsor”), and utilizes a systematic trend-following strategy that provides exposure to either the S&P 500® Total Return Index (the “Benchmark Index”) or the yield on a hypothetical notional investment in 3-month U.S. Treasury bills (the “Cash Rate” and, together with the Benchmark Index, the “Index Components”), depending on the relative performance of the Benchmark Index on a simple moving average basis.  If the level of the Benchmark Index is at or above its historical 200-Index business day simple moving average for five consecutive Index business days (which is referred to in this pricing supplement as a “positive trend”), the Index will track the return on the Benchmark Index and will have no exposure to the Cash Rate until a negative trend occurs.  Conversely, if the level of the Benchmark Index is below such average for five consecutive Index business days (which is referred to in this pricing supplement as a “negative trend”), then the Index will track the Cash Rate instead of the return on the Benchmark Index and will have no exposure to the Benchmark Index until the next positive trend.  As of the date of this pricing supplement, the Index tracks the Benchmark Index.

The Benchmark Index trend on any Index business day (the “Benchmark Index Trend”) is determined by comparing (a) the closing level for the Benchmark Index on such Index business day (the “Benchmark Index Closing Level”) to (b) the moving average of the Benchmark Index for the 200-Index business day period ending on, and including, such Index business day (the “Benchmark Index Moving Average”).  For any Index business day, the Benchmark Index Trend will be “positive” if the Benchmark Index Closing Level is equal to or greater than the Benchmark Index Moving Average for each of the five consecutive Index business days ending on, and including, such Index business day.  Conversely, the Benchmark Index Trend will be “negative” for any Index business day if the Benchmark Index Closing Level is less than the Benchmark Index Moving Average for each of the five consecutive Index business days ending on, and including, such Index business day.  If neither of those conditions is satisfied, then the Benchmark Index Trend will be the same as the Benchmark Index Trend on the immediately preceding Index business day.

Thus, the Benchmark Index Trend will switch only if there have been five consecutive Index business days where the Benchmark Index closing prices have been uniformly (a) below the Benchmark Index Moving Average, in the case of the Benchmark Index Trend switching reverting from positive to negative or (b) at or above the Benchmark Index Moving Average, in the case of the Benchmark Index Trend switching from negative to positive.  The Index will implement the change in the reference exposure at the open of trading on the second Index business day immediately following the Index business day on which the Benchmark Index Trend switches from positive to negative or from negative to positive, as the case may be.

An “Index business day” is a day on which each Exchange is scheduled to open for its regular trading session for at least three hours in accordance with its holidays and hours schedule.

“Exchange” means (a) in respect of the Benchmark Index, the exchange or quotation system, or any substitute exchange or quotation system, in which trading of the components of the Benchmark Index principally occurs, and (b) in respect of the Cash Rate, the exchange or quotation system, or any substitute exchange or quotation system, in which trading of 3-month U.S. Treasury bills, or derivatives that reference 3-month U.S. Treasury bills, principally occurs, in each case as determined by the Index Sponsor.

The Index was established on November 16, 2010 with an Index closing level equal to 2,912.001.  The Index was developed with a base value of 424.471 (the “Base Value”) on May 22, 1991 (the “Base Date”).  The Base Value was the closing level of the Benchmark Index on the Base Date.

Standard & Poor’s Financial Services LLC, or another party designated by the Index Sponsor, will act as the calculation agent for the Index (the “Index calculation agent”) and will be responsible for determining the Benchmark Index Trend, and for calculating and publishing the level of the Index on each Index business day, unless there is a disrupted day as described under “The Index—Index Disruption Events” below.  The Index closing level will generally be displayed on Bloomberg page “TPLCUT <Index>” by no later than 6:00 p.m. (New York City time) on each Index business day.

The Index Sponsor is an affiliate of ours, RBS Holdings and RBSSI.

For more information, please refer to “The Index” in this pricing supplement.

Will I receive interest on my ETNs?

No.  We will not make any periodic payments of interest or any other payments on the ETNs during the term of the ETNs.  Unless you elect to have your ETNs repurchased by us or we elect to redeem your ETNs, you will not receive any payments on the ETNs prior to maturity of the ETNs.

What will I receive at maturity of the ETNs and how is that amount calculated?

Unless your ETNs have been previously repurchased or redeemed by us, the ETNs will mature on December 7, 2040, subject to postponement if such day is not a business day or if the final valuation date is postponed as described below.  Further details on the conditions and the procedures applicable to any such repurchase or redemption are set forth in this pricing supplement.

If your ETNs have not been previously repurchased or redeemed by us, at maturity you will receive a cash payment in an amount equal to the daily redemption value of your ETNs on December 4, 2040 (the “final valuation date”).  RBSSI, acting as calculation agent, will determine such daily redemption value in the manner described under “—How is the daily redemption value for my ETNs calculated?” below and “Specific Terms of the ETNs—Daily Redemption Value” in this pricing supplement.

If the final valuation date is not a trading day or if a market disruption event exists on the final valuation date, then the calculation agent will postpone the determination of the daily redemption value for the final valuation date by up to five business days, in which case the maturity date will be postponed to the third business day immediately following the final valuation date, as postponed, and the calculation agent will determine the daily redemption value as described under “Specific Terms of the ETNs —Postponement of a Valuation Date” in this pricing supplement.  In the event that payment at maturity is deferred beyond the stated maturity date as provided herein, no interest or other amount will accrue or be payable with respect to that deferred payment.

For more information on market disruption events and their effect on the calculation of the payment you will receive at maturity, see “Specific Terms of the ETNs—Payment at Maturity” and “Specific Terms of the ETNs—Postponement of a Valuation Date” in this pricing supplement.

Any payment at maturity is subject to the ability of The Royal Bank of Scotland N.V., as the issuer of the ETNs, and RBS Holdings N.V., as the guarantor of the issuer’s obligations under the ETNs, to pay their respective obligations as they become due.

Do I get all my principal back at maturity?

The ETNs are not principal protected.  If your ETNs have not previously been repurchased or redeemed by us, at maturity you will receive a cash payment equal to the daily redemption value of your ETNs, determined as described in this pricing supplement.  Such daily redemption value may be less than the stated principal of your ETNs or the price that you paid for it.  You may not get your principal back at maturity, and you may lose some or all of your investment.

Further, any payment on the ETNs is subject to the ability of RBS NV, as the issuer of the ETNs, and RBS Holdings, as the guarantor of the issuer’s obligations under the ETNs, to pay their respective obligations as they become due.

When can my ETNs be repurchased or redeemed and how is the amount payable upon repurchase or redemption calculated?

Subject to certain restrictions, on any business day from, and including, the initial issuance of the ETNs on initial settlement date to, and including, November 29, 2040, you may offer your ETNs to us for repurchase.  If you choose to offer your ETNs for repurchase, you must offer at least the applicable minimum repurchase amount to us for repurchase on any repurchase date in accordance with the procedures described under “—How do I offer my ETNs for repurchase by RBS NV?” below.  The minimum repurchase amount will be equal to 40,000 ETNs for any single repurchase.  If you offer at least 40,000 ETNs to us for repurchase and fulfill the repurchase procedures described under “—How do I offer my ETNs for repurchase by RBS NV?” below, we  will be obligated to repurchase your ETNs on the applicable repurchase date.

In addition, we may, in our sole discretion, redeem the ETNs, in whole but not in part, at any time during period from, and including, the initial settlement date, to, and including, December 5, 2040.  If we exercise our right to redeem the ETNs, we will deliver an irrevocable redemption notice to DTC (the holder of the global note) not less than five business days prior to the applicable redemption date.  The last day on which we can deliver a redemption notice is November 28, 2040.

If your ETNs are repurchased or redeemed, on the corresponding repurchase date or redemption date, as the case may be, you will receive a cash payment on such date in an amount per ETN equal to the daily redemption value of the ETNs on the applicable valuation date.  The calculation agent will determine the daily redemption value in the manner described under “—How is the daily redemption value for my ETNs calculated?” below and “Specific Terms of the ETNs—Daily Redemption Value” in this pricing supplement.

The repurchase date applicable to any repurchase will be the third business day immediately following the valuation date for such repurchase.  The redemption date will be specified in the redemption notice and will not be less than five business days or more than ten business days after the date of the redemption notice.  The applicable valuation date will be:

•	in the case of a repurchase of ETNs at your option, the trading day immediately following the business day on which we receive your offer for repurchase and confirmation of repurchase; and

•	in the case of a redemption, the trading day immediately following the business day on which we deliver the relevant redemption notice to DTC (the holder of the global note).

If a valuation date for any repurchase or redemption is not a trading day or if a market disruption event exists on such valuation date, then the calculation agent will postpone the valuation date as described under “Specific Terms of the ETNs—Postponement of a Valuation Date” by up to five trading days.  If any valuation date is postponed, the repurchase date or redemption date, as the case may be, will be postponed to the third business day immediately following such valuation date, as postponed, and the calculation agent will determine the daily redemption value as described under “Specific Terms of the ETNs—Postponement of a Valuation Date” in this pricing supplement.  In the event that payment upon repurchase or redemption by RBS NV is deferred beyond the original repurchase date or redemption date, as the case may be, as provided herein, no interest or other amount will accrue or be payable with respect to that deferred payment.  For more information on market disruption events and their effect on the calculation of the payment you will receive at maturity, see “Specific Terms of the ETNs—Payment upon Repurchase or Redemption” and “Specific Terms of the ETNs—Postponement of a Valuation Date” in this pricing supplement.

Any payment upon repurchase of the ETNs is subject to the ability of The Royal Bank of Scotland N.V., as the issuer of the ETNs, and RBS Holdings N.V., as the guarantor of the issuer’s obligations under the ETNs, to pay their respective obligations as they become due.

How do I offer my ETNs for repurchase by RBS NV?

If you wish to offer your ETNs to us for repurchase, you and your broker must follow the following procedures:

•
Your broker must deliver an irrevocable offer for repurchase, a form of which is attached as Annex A to this pricing supplement, to us by e-mail at ETNUSCorpActions@rbs.com.  If your offer for repurchase is received by us after 4:00 p.m., New York City time, on a business day, you will be deemed to have delivered your offer for repurchase on the following business day.

•
In addition to the offer for repurchase, your broker must deliver a completed and signed irrevocable confirmation of repurchase, a form of which is attached as Annex B, to us by facsimile by 5:00 p.m., New York City time, on the same day.  If your irrevocable confirmation of repurchase is received after 5:00 p.m., New York City time, you will be deemed to have delivered your confirmation of repurchase on the following business day.  One portion of the confirmation of repurchase must be completed by you as beneficial owner of the ETNs, and the other portion must be completed by your broker.  You must offer at least 40,000 ETNs for any single repurchase by us on any repurchase date.  We must acknowledge receipt from your broker in order for your offer to be effective.

•	Your broker must book a delivery versus payment trade with respect to your ETNs on the applicable valuation date at a price equal to the applicable daily redemption value, facing us.

•
Your broker must cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable repurchase date (which is the third business day following the relevant valuation date).

Different brokers and DTC participants may have different deadlines for accepting instructions from their customers.  Accordingly, you should consult the brokerage firm or other DTC participant through which you own your interest in the ETNs in respect of such deadlines.  Any repurchase instructions which we receive in accordance with the procedures described above will be irrevocable.

How is the daily redemption value for my ETNs calculated?

RBS Securities Inc., or RBSSI, as the calculation agent for the ETNs, will calculate the amount payable at maturity or upon early repurchase or redemption by us of your ETNs, which will be equal to the daily redemption value of your ETNs on the applicable valuation date.

The daily redemption value as of December       , 2010, the inception date, is equal to the stated principal amount of $25.00 per ETN.  For any valuation date thereafter, the daily redemption value per ETN will be equal to:

•	the daily redemption value on the immediately preceding valuation date, multiplied by

•	the index factor (as defined below) on such valuation date, multiplied by

•	the fee factor (as defined below) on such valuation date.

The “index factor” on any valuation date, including the final valuation date, will be equal to the Index closing level on such valuation date, divided by the Index closing level on the immediately preceding valuation date.

The “fee factor” on any valuation date, including the final valuation date, will be equal to one minus the investor fee, which is equal to the product of (a) the annual investor fee and (b) the day-count fraction.

The “annual investor fee” will be equal to (a) 1.00% per annum when the Index is tracking the Benchmark Index and (b) 0.50% per annum when the Index is tracking the Cash Rate.

On each valuation date, the “day-count fraction” is equal to the number of days from, but excluding, the immediately preceding valuation date to, and including, the applicable valuation date, divided by 365.

See “Specific Terms of the ETNs—Daily Redemption Value” in this pricing supplement for further information on calculation of the daily redemption value.

The daily redemption value payable at maturity or upon early repurchase or redemption of your ETNs is reduced by the aggregate investor fee applicable to your ETNs.  As a result, the level of the Index must increase by an amount sufficient to offset such reduction in order for you to receive at least the principal amount of your investment at maturity or upon early repurchase or redemption.  If the level of the Index decreases or does not increase sufficiently, you will receive less, and possibly significantly less, than the principal amount of your investment at maturity or upon early repurchase or redemption.

Can I sell my ETNs in the secondary market?

We intend to list the ETNs on NYSE Arca under the ticker symbol “TRND.”  If an active secondary market in the ETNs develops, we expect that investors will purchase and sell the ETNs primarily in this secondary market.  However, there is no guarantee that an active secondary market in the ETNs will develop.  On the inception date, we expect to issue $4,000,000 in principal amount of the ETNs (equivalent to 160,000 ETNs) to be sold through RBSSI.  There will be no liquidity in the ETNs until the ETNs are sold by RBSSI.  In addition, we are not required to maintain any listing of the ETNs on NYSE Arca or any other exchange.  We have the ability to delist the ETNs and trade them in the secondary market.  Accordingly, there may be little or no secondary market for the ETNs.

What will I receive if I were to sell my ETNs in the secondary market?

If purchased or sold in the secondary market, you will pay or receive the market price of the ETNs, as quoted on NYSE Arca.  There may be significant differences between the intraday market prices of an ETN and the daily redemption value of that ETN as a result of market movements and other factors.  If you were to sell your ETNs in the secondary market, if any, you will receive the market price for the ETNs, which may be less than the stated principal amount, the daily redemption value or the indicative value of your ETNs, and which may be less than what you paid for them.

Who will determine the daily redemption value and the payment at maturity or upon early repurchase or redemption of my ETNs?

We have appointed our affiliate, RBS Securities Inc., to act as calculation agent for the ETNs.  As calculation agent, RBSSI will determine the daily redemption value and the payment at maturity or upon early repurchase or redemption of your ETNs.  Under some circumstances, RBSSI’s duties as calculation agent could result in a conflict of interest between its status as our affiliate and its responsibilities as calculation agent.  For example, the calculation agent may be required, due to events beyond our control, to adjust any of these calculations, which we describe under “Specific Terms of the ETNs—Postponement of a Valuation Date” and “Specific Terms of the ETNs—Discontinuation or Modification of the Index.”

What is the relationship among The Royal Bank of Scotland N.V., RBS Holdings N.V. and RBS Securities Inc.?

RBS Securities Inc., which we refer to as RBSSI, is an affiliate of The Royal Bank of Scotland N.V. and RBS Holdings N.V.  RBSSI will act as calculation agent for the ETNs, and is acting as agent for this offering.  On the inception date, we expect to issue $4,000,000 in principal amount of the ETNs (equivalent to 160,000 ETNs) to be sold through RBSSI.  RBSSI will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate.  See “Risk Factors—Risks Relating to the ETNs—Hedging and trading activities by us or our affiliates could affect prices of ETNs,” “Risk Factors—Potential conflicts of interest between holders of the ETNs and the calculation agent” and “Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

What are some of the risks of investing in the ETNs?

Investing in the ETNs involves a number of risks.  We have described some of the risks relating to the ETNs under the heading “Risk Factors” in this pricing supplement, which you should read before making an investment in the ETNs.

Some selected risk considerations include:

•
Credit risk of the issuer. Because you are purchasing a security issued by us, you are assuming our credit risk.  In addition, because the ETNs are fully and unconditionally guaranteed by RBS Holdings, you are also assuming the credit risk of RBS Holdings in the event that we fail to make any payment required by the terms of the ETNs.

•
Market risk.  The return on the ETNs will depend on the performance of the Index (which, in turn, will depend on the performance of the Benchmark Index and the Cash Rate) and other market conditions (general economic conditions, interest rates, time remaining to maturity of the ETNs, our and RBS Holdings’ creditworthiness, trading volatility, etc.).  As with various exchange traded securities (including stocks), the market value of ETNs may be influenced by various factors.  In particular, an investment in the ETNs carries the risks associated with the Index’s systematic trend-following strategy, which generally seeks to capitalize on positive trends, if any, in the Benchmark Index.  That strategy may perform poorly in non-trending markets characterized by short term volatility as discussed under “Risk Factors—Risks Relating to the Index—The Index is expected to perform poorly in volatile markets, especially over short-term periods” in this pricing supplement.  In addition, during periods when the Index is tracking the Benchmark Index, the Index will reflect any decreases in the level of the Benchmark Index; any such decrease may be significant and may result in a loss to an investor.  The ETNs may also generate negative returns when the Index is tracking the Cash Rate if the Cash Rate is below the investor fee.  There is no guarantee of any return to an ETN investor.

•
A trading market for the ETNs may not develop.  Even though we intend to list the ETNs on NYSE Arca under the ticker symbol “TRND,” there is no guarantee of secondary liquidity.  On the inception date, we expect to issue $4,000,000 in principal amount of the ETNs (equivalent to 160,000 ETNs) to be sold through RBSSI.  There will be no liquidity in the ETNs until the ETNs are sold by RBSSI.  In addition, we are not required to maintain any listing of the ETNs on NYSE Arca or any other exchange.

•
Uncertain payment of principal.  The ETNs are not principal protected, which means there is no guaranteed return of principal.  You may receive less than the principal amount of your ETNs at maturity or upon early repurchase or redemption.  If the level of the Index decreases, or does not increase by an amount sufficient to offset the investor fee, you will receive less, and possibly significantly less, than your original investment in the ETNs.  Any payment on the ETNs is subject to the creditworthiness of RBS NV and RBS Holdings, as guarantor.

•	No interest payments. You will not receive any periodic interest payments on the ETNs.

•
Restrictions on your ability to offer ETNs for repurchase by us.  You must offer at least 40,000 ETNs to us for any single repurchase and satisfy the other requirements described herein for your offer for repurchase to be considered.

•
Your offer for repurchase is irrevocable.  You will not be able to rescind your offer for repurchase after it is received by RBS NV, so you will be exposed to market risk in the event market conditions change after RBS NV receives your offer.

•
Issuer call risk.  Your ETNs may be redeemed at our option, in whole but not in part, at any time during the period from, and including, the initial settlement date, to, and including, December 5, 2040.  If we elect to redeem your ETNs, you will receive a cash payment in an amount equal to the daily redemption value on the applicable valuation date, and you may not be able to reinvest your proceeds in a comparable investment.

Who invests in the ETNs?

The ETNs are not suitable for all investors.  You may consider an investment in the ETNs if:

•
you are seeking exposure to U.S. large cap stocks, as represented by the Index when it is tracking the Benchmark Index, and you believe that the level of the Index will increase by an amount sufficient to offset the aggregate investor fee applicable to the ETNs and provide you with a satisfactory return on your investment during the term of your holding of the ETN;

•
you are willing to accept exposure to the yield on a hypothetical notional investment in 3-month U.S. Treasury bills, as represented by the Index when it is tracking the Cash Rate, perhaps for an extended period of time;

•
you are willing to risk losing some or all of your initial principal investment in exchange for the opportunity to benefit from the appreciation, if any, in the value of the Index over the term of your holding of the ETNs;

•	you do not seek a current income stream from this investment;

•	you are willing to be exposed to fluctuations in equity prices and interest rates, in general, and the level of the Index, in particular; and

•	you are willing to make an investment, the payments on which depend on the creditworthiness of RBS NV, as the issuer of the ETNs, and RBS Holdings, as the guarantor.

The ETNs may not be a suitable investment for you if:

•	you believe the level of the Index will decrease or will not increase by an amount sufficient to offset the aggregate investor fee applicable to your ETNs during the term of your holding of the ETNs;

•
you are unwilling to accept the possibility of an exposure to the yield on a hypothetical notional investment in 3-month U.S. Treasury bills, as represented by the Index when it is tracking the Cash Rate, for an extended period of time;

•	you seek a guaranteed return of your invested principal;

•	you seek current income from your investment;

•	you are not willing to be exposed to fluctuations in equity prices and interest rates, in general, and the level of the Index, in particular;

•	you prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings; or

•	you are unwilling or unable to assume the credit risk associated with RBS NV, as the issuer of the ETNs, and RBS Holdings, as the guarantor.

You should carefully consider whether the ETNs are suited to your particular circumstances before you decide to purchase them.  In addition, we urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the ETNs.

Does an investment in the ETNs entitle you to any ownership interests in the issuers of the securities composing the Benchmark Index, or in U.S. Treasury bills?

No.  An investment in the ETNs does not entitle you to any ownership interest or rights in the securities composing the Benchmark Index, nor does it entitle you to any ownership interest or rights in any U.S. Treasury bills.  You will not have any voting rights with respect to any of the securities composing the Benchmark Index, will not receive dividend payments or other distributions or have any other interest or rights in any securities composing the Benchmark Index, nor will you have any rights to receive interest on any U.S. Treasury bills, merely as a result of your ownership of the ETNs.

What are the tax consequences of an investment in the ETNs?

You should review carefully the section in this pricing supplement entitled “U.S. Federal Income Tax Consequences.”

For a discussion of Dutch tax considerations relating to the ETNs, you should review the section in this pricing supplement entitled “Taxation in the Netherlands.”

We do not provide any advice on tax matters. Prospective investors should consult their tax advisers regarding the U.S. federal tax consequences of an investment in the ETNs, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

How has the Index performed historically?

Retrospectively calculated and actual historical Index data, along with comparisons to the Benchmark Index, the Cash Rate and certain other indexes are provided in the section “The Index—Retrospectively Calculated and Actual Historical Index Performance” in this pricing supplement.

Because the Index was only created on November 16, 2010, the Index Sponsor and the Index calculation agent have retrospectively calculated the performance of the Index prior to its inception based on actual historical data for the level of the Benchmark Index, the Benchmark Index Moving Average and the Cash Rate starting from the Base Date of May 22, 1991, and using the Base Value of 424.471.  The Base Value was retrospectively calculated based on the closing level of the Benchmark Index on the Base Date.  The retrospective calculations by the Index Sponsor and the Index calculation from the Base Date through the November 15, 2010 were performed using the Index methodology as it exists today, as described in this pricing supplement under the section “The Index.”

Although the Index Sponsor and the Index calculation agent believe that the retrospective calculation of the Index performance represents accurately and fairly how the Index would have performed from May 22, 1991 through to November 15, 2010, the Index did not, in fact, exist during that period.  You should be aware that no actual investment allowing for tracking of the performance of the Index was possible prior to November 16, 2010.  The retrospectively calculated and actual historical Index closing levels and performance should not be taken as an indication of future performance, and no assurance can be given as to the Index closing level on any given date.  In addition, the performance of the Index, Benchmark Index and the Cash Rate do not reflect the investor fee that will be deducted in calculating the daily redemption value of the ETNs.

What if I have more questions?

You should read “Valuation of the ETNs” and “Specific Terms of the ETNs” in this pricing supplement for a detailed description of the terms of the ETNs.  The ETNs are unsecured and unsubordinated obligations of RBS NV issued as part of our RBS NotesSM program and are fully and unconditionally guaranteed by RBS Holdings.  The ETNs offered by RBS NV will constitute our unsecured and unsubordinated obligations and rank pari passu without any preference among them and with all our other present and future unsecured and unsubordinated obligations. The guarantees of RBS Holdings will constitute RBS Holdings’ unsecured and unsubordinated obligations and rank pari passu without any preference among them and with all RBS Holdings’ other current and future unsecured and unsubordinated obligations.  You can find a general description of the basic features of the ETNs in the section of the accompanying prospectus called “Description of Debt Securities.”

RISK FACTORS

The ETNs are our unsecured and unsubordinated obligations and are fully and unconditionally guaranteed by RBS Holdings.  The ETNs are debt securities as described in the accompanying prospectus dated April 2, 2010 and are riskier than ordinary unsecured debt securities.  The return on the ETNs is linked to the performance of the Index, which in turn depends on the performance of the Benchmark Index and the Cash Rate.  Investing in the ETNs is not equivalent to investing directly in the securities composing the Benchmark Index, the Benchmark Index, U.S. Treasury bills or the Index itself.  See “The Index” below for more information.

You should carefully consider whether the ETNs are suited to your particular circumstances before you decide to purchase them.  In addition, we urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the ETNs.

Risks Relating to the ETNs

You may lose all or a significant portion of your investment in the ETNs

The ETNs do not have a minimum redemption or repurchase value and you may receive less, and possibly significantly less, at maturity or upon early repurchase or redemption, than the amount you originally invested.  Our cash payment on your ETNs at maturity or upon early repurchase or redemption of your ETNs will be based primarily on any increase or decrease in the level of the Index, and will be reduced by the accrued investor fee on your ETNs.  You may lose all or a significant amount of your investment in the ETNs if the level of the Index decreases substantially.

Credit risk of The Royal Bank of Scotland N.V. and RBS Holdings N.V., and their credit ratings and credit spreads may adversely affect the market value of the ETNs

You are dependent on The Royal Bank of Scotland N.V.’s ability to pay all amounts due on the ETNs, and therefore you are subject to the credit risk of The Royal Bank of Scotland N.V. and to changes in the market’s view of The Royal Bank of Scotland N.V.’s creditworthiness.  In addition, because the ETNs are unconditionally guaranteed by The Royal Bank of Scotland N.V.’s parent company, RBS Holdings N.V., you are also dependent on the credit risk of RBS Holdings N.V. in the event that The Royal Bank of Scotland N.V. fails to make any payment or delivery required by the terms of the ETNs.  Any actual or anticipated decline in The Royal Bank of Scotland N.V. or RBS Holdings N.V.’s credit ratings or increase in their credit spreads charged by the market for taking credit risk is likely to adversely affect the value of the ETNs.

Our credit ratings are an assessment, by each rating agency, of our ability to pay our obligations, including those under the ETNs.  Credit ratings are subject to revision, suspension or withdrawal at any time by the assigning rating organization in their sole discretion.  However, because the return on the ETNs is dependent upon factors in addition to our ability to pay our obligations under the ETNs, an improvement in our credit ratings will not necessarily increase the market value of the ETNs and will not reduce market risk and other investment risks related to the ETNs.  Credit ratings (i) do not reflect market risk, which is the risk that the level of the Index may fall resulting in a loss of some or all of your principal, (ii) do not address the price, if any, at which the ETNs may be resold prior to maturity (which may be substantially less than the issue price of the ETNs), and (iii) are not recommendations to buy, sell or hold the ETNs.  Credit ratings are not taken into account in determining the daily redemption value of the ETNs.  See “Risk Factors—The market value of the ETNs may be influenced by many unpredictable factors.”

Although we are a bank, the ETNs are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other government agency

The ETNs are our obligations but are not bank deposits.  In the event of our insolvency, the ETNs will rank equally with our other unsecured, unsubordinated obligations and will not have the benefit of any insurance or guarantee of the Federal Deposit Insurance Corporation, The Deposit Insurance Fund or any other governmental agency.

Your return at maturity or upon early repurchase or redemption will be reduced by the investor fee

The daily redemption value payable at maturity or upon early repurchase or redemption of your ETNs is reduced by the aggregate investor fee applicable to your ETNs.  As a result, the level of the Index must increase by an amount sufficient to offset such reduction in order for you to receive at least the principal amount of your investment at maturity or upon early repurchase or redemption.  If the level of the Index decreases or does not increase sufficiently, you will receive less, and possibly significantly less, than the principal amount of your investment at maturity or upon early repurchase or redemption.  This is true not only when the Index is tracking the Benchmark Index, but also when the Index is tracking the Cash Rate.  When the Index is tracking the Cash Rate, especially in a low interest rate environment such as that we are currently experiencing in the United States, if the Cash Rate is less than the applicable investor fee (which is 0.50% per annum when the Index is tracking the Cash Rate) for an extended period of time, you may lose some or all of your investment at maturity or upon early repurchase or redemption.

There are restrictions on the minimum number of ETNs you may offer to us for repurchase

We will repurchase your ETNs at your election only if you are offering at least 40,000 ETNs for any single repurchase and you have followed the procedures for repurchase detailed herein.  The minimum repurchase amount and the procedures involved in the offer of any repurchase represent substantial restrictions on your ability to cause us to repurchase your ETNs.  If you own fewer than 40,000 ETNs, you will not be able to cause us to repurchase your ETNs.

If you make an offer to us to repurchase your ETNs, your offer will be irrevocable.  If your offer for repurchase is received after 4:00 p.m., New York City time, on a business day, or your confirmation of repurchase is received after 5:00 p.m., New York City time, on a business day, you will be deemed to have made your offer for repurchase on the following business day.  Also, unless the scheduled repurchase date is postponed because the applicable valuation date is postponed or otherwise due to a market disruption event, the final day on which we will repurchase your ETNs will be December 5, 2040.  As such, you must offer your ETNs for repurchase no later than November 29, 2040.  The repurchase date in respect of any offer you make to us will be the third business day following the applicable valuation date.  See “Specific Terms of the ETNs—Repurchase at Your Option” for more information.

The daily repurchase feature is intended to induce arbitrageurs to counteract any trading of the ETNs at a discount to their indicative value.  There can be no assurance that arbitrageurs will employ the repurchase feature in this manner.

You will not know the daily redemption value you will receive at the time an election is made to repurchase or redeem your ETNs

You will not know the daily redemption value you will receive at the time you elect to request that we repurchase your ETNs or that we elect to redeem your ETNs.  This is because you will not know the daily redemption value until the after the close of business on the applicable valuation date, and the applicable valuation date will be:

•	in the case of ETNs you have offered for repurchase, the trading day immediately following the business day on which you make, or are deemed to have made, your offer to us to repurchase your ETNs; or

•	in the case of a ETNs we have elected to redeem, the trading day immediately following the business day on which we deliver a redemption notice to DTC (as holder of the global note).

Upon repurchase of your ETNs, we will pay you an amount per ETN equal to the daily redemption value calculated as of the applicable valuation date.  We will pay you this amount on the applicable repurchase date or redemption date, as applicable, which will be the third business day immediately following the valuation date for such repurchase or the date specified in the redemption notice for such redemption (which will not be less than five business days or more than ten business days after the date of the redemption notice).

The valuation date and repurchase date may be postponed if the valuation date is not a trading day or due to the occurrence of market disruption events.  See “Specific Terms of the ETNs—Payment Upon Repurchase or Redemption.” As a result, you will be exposed to market risk in the event the market fluctuates between the time either you deliver the repurchase offer to us, or the date on which on which we deliver a redemption notice to DTC, and the applicable valuation date.

We may redeem your ETNs at our option

We may, in our sole discretion, redeem the ETNs, in whole but not in part, at any time during the period from, and including, the initial settlement date, to, and including, December 5, 2040.

If we exercise our right to redeem the ETNs, we will deliver an irrevocable redemption notice to DTC (the holder of the global note) not less than five business days prior to the applicable redemption date.  The last day on which we can deliver a redemption notice is November 28, 2040.  If we exercise our right to redeem your ETNs, you will receive a cash payment in an amount equal to the daily redemption value calculated as of the applicable valuation date, subject to postponement if the valuation date is not a trading day or a market disruption event exists, as described under “Specific Terms of the ETNs—Payment Upon Repurchase or Redemption.”  The amount you may receive upon any such redemption may be less than the amount you would receive on your investment at maturity or if you had elected to have us repurchase your ETNs at a time of your choosing.

If we elect to redeem your ETNs at a time when the Index closing level is relatively low, the daily redemption value, when calculated, will likely be relatively low as well, and any payment upon redemption may be substantially less than the amount you initially invested, the amount you could have received on your investment at maturity if the ETNs had not been redeemed or the amount you could have received if you had disposed of your ETNs of offered your ETNs for repurchase by us at the time of your choosing.

We have no obligation to take your interests into account when deciding whether to call the ETNs.

If the ETNs are redeemed, you will be exposed to reinvestment risk.

If the ETNs are redeemed by us, the holding period could be significantly less than the full term of the ETNs.  There is no guarantee that you would be able to reinvest the proceeds in another investment with similar characteristics.

The market value of the ETNs may be influenced by many unpredictable factors

The market value of your ETNs may fluctuate between the date you purchase them and the valuation date when the calculation agent determines the amount to be paid to you upon repurchase or redemption of your ETNs, or on the final valuation when the calculation agent determines the amount to be paid at maturity, as applicable.  You may also sustain a significant loss if you sell the ETNs in the secondary market.  We expect that generally the level of the Index will affect the market value of the ETNs more than any other factor.  Other factors that may influence the market value of the ETNs include:

•	the performance of the Benchmark Index, which in turn depends on the performance of each of the securities composing the Benchmark Index, all of which can fluctuate significantly;

•	the volatility (frequency and magnitude of changes) in the Benchmark Index and the securities composing the Benchmark Index;

•
the dividend rates on the securities composing the Benchmark Index, which may have an influence on the market price of such stock as well as the performance of the Benchmark Index, and therefore on the level of the Index;

•	the time remaining to the maturity of the ETNs;

•	supply and demand for the ETNs, including inventory positions with any market maker, which may be affected by the amount of ETNs we decide to issue and we are under no obligation to issue any ETNs;

•	economic, financial, political, regulatory or judicial events that affect the level of the Index or the return on the Index Components;

•	the Cash Rate and the prevailing rate of interest generally; and

•	the actual or perceived creditworthiness of RBS NV as issuer of the ETNs and RBS Holdings as the guarantor of RBS NV’s obligations under the ETNs.

These factors interrelate in complex ways, and the effect of one factor on the market value of your ETNs may offset or enhance the effect of another factor.

Some or all of these factors will influence the price that you will receive if you sell your ETNs prior to maturity in the secondary market, if any.  If you sell your ETNs prior to maturity, the price at which you are able to sell your ETNs may be at a discount, which could be substantial, from the then applicable daily redemption value or the stated principal amount.  For example, there may be a discount on the ETNs if at the time of sale the Index is at or below its initial level or if market interest rates rise.  Even if there is an appreciation in the level of the Index from its initial level, the secondary market price of the ETNs may be subject to a discount based on the time remaining to the maturity of the ETNs.  Thus, if you sell your ETNs before maturity, the price that you receive for your ETNs may be less than the applicable indicative value or the applicable daily redemption value of the ETNs.  Further, you may receive less than the stated principal amount of the ETNs or the price that you paid for it.

Some or all of these factors will influence the return, if any, that you receive upon maturity of the ETNs.  We cannot predict the future performance of the ETNs, the Index, the securities composing the Benchmark Index or the yield on a hypothetical notional investment in 3-month U.S. Treasury bills based on the historical performance of the Index, such securities or 3-month U.S. Treasury bills.  Neither we nor RBS Holdings nor any of our affiliates can guarantee that the value of the Index will increase so that you will receive at maturity an amount in excess of the stated principal amount of the ETNs.

As an investor in the ETNs you assume the risk that as a result of the performance of the ETNs you may not receive any return on your initial principal investment in the ETNs or that you may lose some or all of your investment in the ETNs.

The ETNs may not be a suitable investment for you

The ETNs may not be a suitable investment for you if you are not willing to be exposed to fluctuations in the level of the Index; you seek a guaranteed return of principal; you believe the level of the Index will decrease or will not increase by an amount sufficient to offset the impact of the accrued investor fee during the term of the ETNs; you prefer the lower risk and therefore accept the potentially lower but more predictable returns of fixed income investments with comparable maturities and credit ratings; or you seek current income from your investment.

Your return will not reflect the return of owning instruments the returns of which track the Benchmark Index, the securities composing the Benchmark Index or the Cash Rate

Your ETNs are linked to the Index, which in turn tracks the return on the Benchmark Index (if the Benchmark Index is in a positive trend relative to its historical 200-Index business day simple moving average) or the Cash Rate (if the Benchmark Index is in a negative trend relative to its historical 200-Index business day simple moving average).  In addition, the investor fee is embedded in the daily redemption value of your ETNs as described above under “—Your return at maturity or upon early repurchase or redemption will be reduced by the investor fee.”

As a result, the performance of your ETNs will not be the same as the performance of the Benchmark Index or the Cash Rate, or the return on a similar investment in exchange traded notes or other instruments tracking the Benchmark Index, securities composing the Benchmark Index or the Cash Rate.  If the level of the Benchmark Index or the Cash Rate increases from the level on the pricing date for the ETNs, the market value of the ETNs may not increase. It is also possible for the level of the Benchmark Index or the Cash Rate to increase while the market price of the ETNs declines.  The trading value of the ETNs and final return on the ETNs may also differ from the performance of the Index for the reasons described under “—Credit risk of The Royal Bank of Scotland N.V. and RBS Holdings N.V., and their credit ratings and credit spreads may adversely affect the market value of the ETNs” and “—The market value of the ETNs may be influenced by many unpredictable factors.”

Information regarding the Benchmark Index and the issuers of the securities composing the Benchmark Index

Neither we nor RBS Holdings nor any of our affiliates assume any responsibility for the accuracy or adequacy of the information contained in this pricing supplement about the Benchmark Index or any issuers of the securities composing the Benchmark Index, or in any of their respective publicly available filings.  As an investor in the ETNs, you should make your own investigation into the Benchmark Index and any issuers of the securities composing the Benchmark Index.  Unless otherwise disclosed in this pricing supplement, neither we nor RBS Holdings nor any of our affiliates have any affiliation with any the sponsor of the Benchmark Index or any issuers of the securities composing the Benchmark Index and are not responsible for their respective public disclosure of information, whether contained in SEC filings or otherwise.

There may not be an active trading market in the ETNs; sales in the secondary market may result in significant losses

There is currently no secondary market for the ETNs.  Although we intend to list the ETNs on NYSE Arca under the ticker symbol “TRND,” a trading market for your ETNs may not develop.  On the inception date, we expect to issue $4,000,000 in principal amount of the ETNs (equivalent to 160,000 ETNs) to be sold through RBSSI.   There will be no liquidity in the ETNs until the ETNs are sold by RBSSI.  Even if a secondary market does develop, it may not be liquid and may not continue for the term of the ETNs.  In addition, no assurances can be given as to the continuation of the listing during the term of the ETNs.  We are not required to maintain any listing of the ETNs on NYSE Arca or any other exchange or quotation system.

The liquidity of the market for the ETNs may vary materially over time

As stated on the cover of this pricing supplement, we expect to issue only a small portion of the ETNs ($4,000,000 in principal amount of the ETNs (equivalent to 160,000 ETNs)) on the inception date.  These ETNs and additional ETNs may be offered and sold from time to time by or through RBSSI, an affiliate of ours, acting as principal or as our agent, to one or more dealers purchasing as principals for resale to investors.  We cannot assure you that any minimum number of ETNs will be sold or be outstanding at any given point.  Also, the number of ETNs outstanding could be reduced at any time due to repurchases of the ETNs by us as described in this pricing supplement.  Accordingly, the liquidity of the market for the ETNs could vary materially over the term of the ETNs.  While you may elect to offer your ETNs for repurchase by us prior to maturity, such repurchase is subject to the restrictive conditions and procedures described elsewhere in this pricing supplement, including the condition that you must offer at least the applicable minimum repurchase amount to us at one time for repurchase on any repurchase date.

Hedging and trading activities by us or our affiliates could affect prices of ETNs

We and our affiliates may carry out activities that minimize our risks related to the ETNs.  In particular, on or prior to the date of this pricing supplement, we, through our affiliates, may have hedged our anticipated exposure in connection with the ETNs by taking positions in the securities (or options or futures contracts on the securities) that compose the Benchmark Index, exchange-traded funds that track the Benchmark Index, options or futures on the Benchmark Index, the securities composing the Benchmark Index or the Cash Rate or in other instruments that we deemed appropriate in connection with such hedging.  Our trading activities, however, could potentially alter the value of the Benchmark Index, the securities composing the Benchmark Index or the Cash Rate and, therefore, the value of the ETNs.

We or our affiliates are likely to modify our hedge position throughout the term of the ETNs by purchasing and selling securities (or options or futures contracts on the securities) that compose Benchmark Index, exchange-traded funds that track the Benchmark Index, options or futures on the Benchmark Index, the securities composing the Benchmark Index or the Cash Rate or other instruments that we deem appropriate.  We cannot give any assurance that our hedging or trading activities will not affect the value of the Benchmark Index, the securities composing the Benchmark Index or the Cash Rate.  It is also possible that we or one of more of our affiliates could receive substantial returns from these hedging activities while the value of the ETNs may decline.

We or one or more of our affiliates may also engage in trading securities (or options or futures contracts on the securities) that compose Benchmark Index, exchange-traded funds that track the Benchmark Index, options or futures on the Benchmark Index, the securities composing the Benchmark Index or the Cash Rate on a regular basis as part of our or their general broker-dealer activities and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including through block transactions.  Any of these activities could adversely affect the value of the Benchmark Index, the securities composing the Benchmark Index or the Cash Rate and, therefore, the value of the ETNs.

We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the price or value of the Benchmark Index, the securities composing the Benchmark Index or the Cash Rate.  By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the ETNs.

Potential conflicts of interest between holders of the ETNs and the calculation agent

Our affiliate, RBSSI, will serve as the calculation agent for the ETNs.  RBSSI will, among other things, decide the amount of the return paid out to you on the ETNs at maturity or upon repurchase.  For a fuller description of the calculation agent’s role, see “Specific Terms of the ETNs—Role of Calculation Agent.”  For example, the calculation agent may have to determine whether a market disruption event has occurred or is continuing on a trading day when the calculation agent will determine the daily redemption value.  This determination may, in turn, depend on the calculation agent’s judgment whether the event has materially interfered with our ability to unwind our hedge positions.  In addition, the calculation agent may have to make additional calculations if the Index or the Benchmark Index is liquidated, discontinued, suspended, modified, delisted or otherwise terminated.  The calculation agent will exercise its judgment when performing its functions.  Since these determinations by the calculation agent may affect the market value of the ETNs, the calculation agent may have a conflict of interest if it needs to make any such decision.

Our affiliates through which we hedge our obligations under the ETNs expect to make a profit.  Since hedging our obligations entails risk and may be influenced by market forces beyond our affiliates’ control, such hedging may result in a profit that is more or less than initially projected.

If a market disruption event has occurred or exists on a valuation date (including the final valuation date), the calculation agent will postpone the valuation date (and the applicable maturity date or repurchase date) and will determine the daily redemption value applicable to such valuation date according to the methodology described below

The determination of the daily redemption value of the ETNs on a valuation date, including the final valuation date, may be postponed if such valuation date is not a trading day or the calculation agent determines that a market disruption event has occurred or exists on such valuation date.  In no event, however, will a valuation date be postponed by more than five business days.

If a valuation date is postponed for five business days, the daily redemption value for such valuation date will be determined (or if not determinable, estimated) by the calculation agent in a manner that is commercially reasonable under the circumstances on the fifth business day after the originally scheduled valuation date.  The daily redemption value as determined by the calculation agent may differ from the result that would be produced by simple application of the formula for the daily redemption value set forth under “Specific Terms of the ETNs—Daily Redemption Value” to any published level of the Index or, if applicable, by a simple application of the formula for the Benchmark Index set forth under “The Index—Index Level Calculation” in this pricing supplement.

If the valuation date is postponed, the repurchase date (or in the case of the final valuation date, the maturity date) will also be postponed to the third business day immediately following the valuation date (or final valuation date, as the case may be), as postponed.  Any such postponement or determinations by the calculation agent may adversely affect your return on the ETNs.  In addition, no interest or other payment will be payable as a result of such postponement.  See “Specific Terms of the ETNs—Payment Upon Repurchase or Redemption” and Specific Terms of the ETNs—Payment at Maturity.”

You will have no rights in the Index, the Benchmark Index, any securities comprising the Benchmark Index or U.S. Treasury bills, and you have no rights against the Index Sponsor, Index calculation agent or the issuers of the securities comprising the Benchmark Index

The ETNs track the Index which, in turn, uses a systematic trend-following strategy to track the return on the Benchmark Index (if the Benchmark Index is in a positive trend relative to its historical 200-Index business day simple moving average) or the Cash Rate (if the Benchmark Index is in a negative trend relative to its historical 200-Index business day simple moving average).

As an owner of the ETNs, you will not have the rights that investors in the Index, the Benchmark Index, the securities composing the Benchmark Index or U.S. Treasury bills have.  You will not own or have any beneficial or other legal interest in, and will not be entitled to any rights with respect to, any of the Index, the Benchmark Index, the securities composing the Benchmark Index or U.S. Treasury bills, and you will not be entitled to receive dividend payments or other distributions, if any, made on any of the Index, the Benchmark Index, the securities composing the Benchmark Index or U.S. Treasury bills.  Your ETNs will be paid in cash, and you will have no right to receive delivery of any stock of any component of the Benchmark Index or any U.S. Treasury bills.

The sponsor of the Benchmark Index and the issuers of the securities composing the Benchmark Index are not in any way involved in this offering and have no obligations relating to the ETNs or to the holders of the ETNs.  You will have no rights against the Index Sponsor or the Index calculation agent, even though the amount you receive at maturity or upon repurchase of your ETNs by us will depend on the level of the Index throughout the term of the ETNs.

The ETNs do not pay interest

We will not pay interest on the ETNs.  You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, since the payment at maturity is based on the appreciation or depreciation of the Index, as reduced by the aggregate investor fee applicable to your ETNs.  Because the payment due at maturity may be less than the amount originally invested in the ETNs, the return on the ETNs (the effective yield to maturity) may be negative.  Even if it is positive, the return payable on the ETNs may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

RBSSI and its affiliates may publish reports, express opinions or provide recommendations that are inconsistent with investing in or holding the ETNs.  Any such reports, opinions or recommendations could affect the value of the Index and therefore the market value of the ETNs

RBSSI and its affiliates may publish reports from time to time on financial markets and other matters that may influence the value of the ETNs or express opinions or provide recommendations that are inconsistent with purchasing or holding the ETNs.  RBSSI and its affiliates may have published or may publish reports or other opinions that call into question the investment view implicit in an investment in the ETNs and RBSSI.  Any reports, opinions or recommendations expressed by RBSSI or its affiliates may not be consistent with each other and may be modified from time to time without notice.  Investors should make their own independent investigation of the merits of investing in the ETNs and the Index to which the ETNs are linked.

The U.S. federal income tax consequences of an investment in the ETNs are unclear

There is no direct legal authority regarding the proper U.S. federal income tax treatment of the ETNs, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the ETNs are uncertain, and the IRS or a court might not agree with the treatment of the ETNs as prepaid financial contracts that is described in the section of this pricing supplement entitled “U.S. Federal Income Tax Consequences.” In addition, as described in “U.S. Federal Income Tax Consequences,” in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the ETNs. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the ETNs, possibly with retroactive effect.  Prospective non-U.S. investors should also note that either or both of two legislative provisions enacted in 2010 (as described in “U.S. Federal Income Tax Consequences—Tax Consequences to Non-U.S. Holders” in this pricing supplement) could result in the imposition of withholding tax on an investment in the ETNs.

Prospective investors should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the ETNs (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Index

The Index has limited history and may perform in unexpected ways

The Index was established on November 16, 2010 and, therefore, has a limited history.  However, the Index Sponsor and the Index calculation agent have retrospectively calculated Index closing levels to illustrate how the Index would have performed had it existed in the past using the methodology of the Index as it exists today.  The retrospectively calculated Index closing levels were calculated based on historical data for the level of the Benchmark Index and the Cash Rate.  The retrospectively calculated and historical Index closing levels should not be taken as an indication of future performance, and no assurance can be given as to the Index closing level on any given date.

The Index is expected to perform poorly in volatile markets, especially over short-term periods

An investment in the ETNs carries the risks associated with the Index’s systematic trend-following strategy.  This strategy generally seeks to capitalize on positive trends in the Benchmark Index determined based on the closing level of the Benchmark Index relative to the simple average of the Benchmark Index closing levels over the immediately preceding 200 Index business days.  This systematic trend-following strategy is different from a strategy that seeks long-term long-only exposure to an asset.  In particular, the Index is expected to perform poorly in non-trending markets characterized by short-term volatility when the Benchmark Index either remains flat or is subject to short-term fluctuations.  For example, the Index may fail to realize gains that could occur as a result of tracking the Benchmark Index when its level increases, but after which experiences a sudden decline.  We cannot assure you that the systematic trend-following strategy used to construct the Index will be successful or that it will outperform any alternative strategy that might be constructed from the Benchmark Index and the Cash Rate.

The Index may underperform the Benchmark Index

The Index uses a systematic trend-following strategy to track the return on the Benchmark Index (if the Benchmark Index is in a positive trend relative to its historical 200-Index business day simple moving average) or the Cash Rate (if the Benchmark Index is in a negative trend relative to its historical 200-Index business day simple moving average).  Thus, the Index aims to mitigate, to some extent, the volatility of the Benchmark Index (which is a U.S. large cap equity index that tracks a long-only exposure to its securities components) by tracking the Cash Rate (instead of the Benchmark Index) if the Benchmark Index is below its historical 200-Index business day simple moving average.

However, the Index trend will not switch from positive to negative (or conversely, from negative to positive) unless and until the closing level of the Benchmark Index is below its historical 200-Index business day simple moving average for five consecutive Index business days (or conversely, at or above its historical 200-Index business day simple moving average for five consecutive Index business days).  Further, once the Index trend switches from positive to negative (or conversely, from negative to positive), the Index will not start tracking the Cash Rate (or conversely, the Benchmark Index) until the second Index business day immediately following the Index business day on which the Index trend switches.  This means that at least six consecutive Index business days will elapse after the Index business day on which the Benchmark Index first drops below its historical 200-Index business day simple moving average (or conversely, first moves to or above such average) before the Index will switch from tracking the Benchmark Index to the Cash Rate (or conversely, from the Cash Rate to the Benchmark Index).  As a result, if the Index is in a positive trend, it may be adversely affected by a downward trend and/or volatility in the Benchmark Index for up to six consecutive Index business days (or conversely, if the Index is in a negative trend, it may not benefit from an upward trend and/or volatility in the Benchmark Index for up to six consecutive Index business days).  Movements in the Benchmark Index over a period of six consecutive Index business days could be significant, and may have a material and adverse impact on the performance of the Index.  As a result, the Index could underperform the Benchmark Index.

We may engage in business with or involving one or more of the issuers of the securities composing the Benchmark Index without regard to your interests

The ETNs track the Index which, in turn, uses a systematic trend-following strategy to track the return on the Benchmark Index (if the Benchmark Index is in a positive trend relative to its historical 200-Index business day simple moving average) or the Cash Rate (if the Benchmark Index is in a negative trend relative to its historical 200-Index business day simple moving average).  We or our affiliates may presently or from time to time engage in business with one or more of the issuers of the securities composing the Benchmark Index without regard to your interests, including extending loans to, or making equity investments in, providing investment advisory services to, one or more of such issuers or their affiliates or subsidiaries.

In the course of our business, we or our affiliates may acquire non-public information about one or more of the issuers of the securities composing the Benchmark Index.  None of us, RBS Holdings or any of our affiliates undertakes to disclose any such information to you.  In addition, we or our affiliates from time to time have published, and in the future may publish, research reports with respect to the securities composing the Benchmark Index.  These research reports may or may not recommend that investors buy or hold the securities composing the Benchmark Index.

Adjustments to the Index or the Benchmark Index could adversely affect the ETNs

Standard & Poor’s Financial Services LLC, the Index calculation agent, is responsible for calculating and maintaining the Index.  In certain circumstances, the Index calculation agent and the Index Sponsor may make certain methodological and other changes to the Index as described further under “The Index—Index Adjustment Events”, “The Index—Index Disruption Fallbacks” and “The Index—Change in Methodology.”  The Index Sponsor may also discontinue or suspend calculation or dissemination of the Index in the circumstances described under “The Index—Index Disruption Events” and “The Index—Termination of the Index” of this pricing supplement.

Similarly, the sponsor of the Benchmark Index is responsible for calculating and maintaining the Benchmark Index.  The sponsor can add, delete or substitute the securities composing the Benchmark Index.  You should realize that the changing of stocks included in the Benchmark Index may affect the Benchmark Index, as a newly added equity security may perform significantly better or worse than the equity security or securities it replaces.  The sponsor of the Benchmark Index may make other methodological changes that could change the level of the Benchmark Index.  Additionally, the sponsor may alter, discontinue or suspend calculation or dissemination of the Benchmark Index.

Also, there can be no assurance that the bid and auction process by which the yield on 3-month U.S. Treasury bills, and consequently the Cash Rate, is determined will not change.  Changes in these processes or the method by which the yield on 3-month U.S. Treasury bills are determined could reduce the Cash Rate.

If one or more of these events occurs, the calculation of the amount payable at maturity or upon repurchase could be adjusted to reflect such event or events as described under “Specific Terms of the ETNs—Discontinuation or Modification of the Index” of this pricing supplement.  Any of these actions could adversely affect the amount payable at maturity or repurchase and/or the market value of the ETNs.  The Index Sponsor and the sponsor of the Benchmark Index have no obligation to consider your interests in calculating or revising the Index or the Benchmark Index, respectively.

The Index comprises notional assets

The exposures to the Benchmark Index (and to the securities composing the Benchmark Index) and to U.S. Treasury bills are purely notional and will exist solely in the records maintained by or on behalf of the Index calculation agent.  There is no actual portfolio of assets to which any person is entitled or in which any person has any ownership interest.  Consequently, you will not have any claim against any of the Benchmark Index, the securities composing the Benchmark Index or any U.S. Treasury bills.

We are affiliated with the Index Sponsor of the Index; conflicts of interest may exist

The methodology and rules for the Index were developed by the Index Sponsor, The Royal Bank of Scotland plc, an affiliate of RBS NV, RBS Holdings and RBSSI.  The Index Sponsor is responsible for the Index Methodology (as defined under “The Index—Index Methodology” below) that the Index calculation agent will use in order to calculate the level of the Index.  The Index Sponsor has the ability to take certain actions with respect to the Index Methodology, including actions that could affect the level of the Index or your ETNs.  Because determinations made by the Index Sponsor may affect the daily redemption value, potential conflicts of interest may exist between us and the Index Sponsor and you.  The Index Sponsor is the final authority on the Index and the interpretation of the Index Methodology.  Neither we nor the Index Sponsor will have any obligation to consider your interests as a holder of the ETNs in taking any actions that may affect the level of the Index and therefore the value of your ETNs.

Risks Relating to the Cash Rate

The Cash Rate will be affected by a number of factors outside of our control

The Cash Rate will depend on a number of factors that can affect the value of U.S. Treasury bills, including, but not limited to:

•	changes in, or perceptions about, future rates;

•	general economic conditions;

•	supply and demand for U.S. Treasury bills;

•	prevailing interest rates; and

•	policy of the Federal Reserve Board regarding interest rates.

These and other factors may have a negative impact on the Cash Rate, and therefore the value of the ETNs and any payment at maturity or upon early repurchase or redemption.  In addition, these and other factors may have a negative impact on the value of your ETNs in the secondary market.

The Cash Rate may be volatile

The Cash Rate is subject to volatility due to a variety of factors affecting interest rates generally, including, but not limited to:

•	sentiment regarding underlying strength in the U.S. and global economies;

•	expectation regarding the level of price inflation;

•	sentiment regarding credit quality in U.S. and global credit markets;

•	central bank policy regarding interest rates; and

•	performance of capital markets.

Decreases in the Cash Rate at a time when the Index is tracking the Cash Rate will have a negative impact on the Index and, therefore, the value of the ETNs and any payment at maturity or upon early repurchase or redemption.

HYPOTHETICAL EXAMPLES

The following examples show how the ETNs would perform in hypothetical circumstances, based on the assumptions described below for each of the examples, over a period of 10 years, 10 days or 12 months, as the case may be.  For ease of analysis and presentation, the numbers appearing in the following examples have been rounded.

These examples highlight the behavior of the daily redemption value of the ETNs in different hypothetical circumstances.  They are not indicative of actual results.  Any payment you will be entitled to receive on your ETNs is subject to the ability of The Royal Bank of Scotland N.V. as the issuer of the ETNs, and RBS Holdings N.V. as the guarantor of the issuer’s obligations under the ETNs, to pay their respective obligations as they become due.

Example 1. A hypothetical increase in the level of the Index.

This example assumes an initial Index closing level of 2,000 and that the Index increases by approximately 45% over an assumed term of the ETNs of 10 years.  For simplicity, the daily redemption value is determined only once a year, rather than on each valuation date, using the hypothetical Index closing levels at the end of each year and at the end of the immediately preceding year to calculate the applicable index factor, and using a hypothetical average investor fee for that year (rather than the investor fee on each valuation date) to calculate the applicable fee factor.

The hypothetical average annual investor fee for any year is assumed to be the arithmetic average of the investor fee applicable on each valuation date during such year.  The use of the hypothetical average annual investor fees to calculate hypothetical daily redemption values is meant to illustrate the impact that the investor fee may have on the return on your ETNs.  It is not intended to reflect any actual historical investor fees, or what the investor fees on the ETNs may be in the future, although in no event will the investor fee on any given date be greater than 1.00% per annum or less than 0.50% per annum.  The actual daily redemption value on any valuation date will be calculated in the manner described under "Specific Terms of the ETNs—Daily Redemption Value" in this pricing supplement and will be different, perhaps significantly different, from any value calculated using an average annual investor fee.

The index factor, the average annual investor fee, the fee factor and the daily redemption value are determined for purposes of this example only once a year, rather than on each valuation date.

	A	B	C	D	E	F	G
Year	Index Closing Level	Index Factor	Average Annual Investor Fee	Fee Factor	Daily Redemption Value	Annualized Index Return	Annualized ETN Return
t		At / At-1		1 – C	Et-1 × Bt × Dt
0	2,000.00				25.00
1	2,120.51	1.060255	0.80%	99.20%	26.29	6.03%	5.18%
2	2,340.41	1.103701	0.97%	99.03%	28.74	10.37%	9.30%
3	2,290.65	0.978740	0.55%	99.45%	27.97	-2.13%	-2.66%
4	2,370.46	1.034842	0.84%	99.16%	28.71	3.48%	2.61%
5	2,490.50	1.050641	0.95%	99.05%	29.87	5.06%	4.07%
6	2,560.30	1.028024	0.92%	99.08%	30.43	2.80%	1.86%
7	2,750.68	1.074359	0.93%	99.07%	32.39	7.44%	6.44%
8	2,720.61	0.989069	0.60%	99.40%	31.84	-1.09%	-1.69%
9	2,840.25	1.043974	0.96%	99.04%	32.92	4.40%	3.40%
10	2,900.00	1.021037	0.83%	99.17%	33.33	2.10%	1.26%

Hypothetical returns:
Average Annualized Index Return:	3.79%	Cumulative Index Return:	45.00%
Average Annualized ETN Return:	2.92%	Cumulative ETN Return:	33.34%

Example 2. A hypothetical decrease in the level of the Index.

This example assumes an initial Index closing level of 2,000 and that the Index decreases by approximately 45% over an assumed term of the ETNs of 10 years.  For simplicity, as for example 1 above, the daily redemption value is determined only once a year, rather than on each valuation date, using the hypothetical Index closing levels at the end of each year and at the end of the immediately preceding year to calculate the applicable index factor, and using a hypothetical average investor fee for that year (rather than the investor fee on each valuation date) to calculate the applicable fee factor.

The hypothetical average annual investor fee for any year is assumed to be the arithmetic average of the investor fee applicable on each valuation date during such year.  The use of the hypothetical average annual investor fees to calculate hypothetical daily redemption values is meant to illustrate the impact that the investor fee may have on the return on your ETNs.  It is not intended to reflect any actual historical investor fees, or what the investor fees on the ETNs may be in the future, although in no event will the investor fee on any given date be greater than 1.00% per annum or less than 0.50% per annum.  The actual daily redemption value on any valuation date will be calculated in the manner described under "Specific Terms of the ETNs—Daily Redemption Value" in this pricing supplement and will be different, perhaps significantly different, from any value calculated using an average annual investor fee.

The index factor, the average annual investor fee, the fee factor and the daily redemption value are determined for purposes of this example only once a year, rather than on each valuation date.

	A	B	C	D	E	F	G
Year	Index Closing Level	Index Factor	Average Annual Investor Fee	Fee Factor	Daily Redemption Value	Annualized Index Return	Annualized ETN Return
t		At / At-1		1 – C	Et-1 × Bt × Dt
0	2,000.00				25.00
1	1,980.00	0.990000	0.55%	99.45%	24.61	-1.00%	-1.54%
2	1,800.00	0.909091	0.84%	99.16%	22.19	-9.09%	-9.85%
3	2,012.45	1.118028	0.90%	99.10%	24.58	11.80%	10.80%
4	1,700.45	0.844965	0.80%	99.20%	20.61	-15.50%	-16.18%
5	1,650.30	0.970508	0.63%	99.37%	19.87	-2.95%	-3.56%
6	1,530.20	0.927225	0.72%	99.28%	18.29	-7.28%	-7.95%
7	1,340.45	0.875997	0.93%	99.07%	15.88	-12.40%	-13.22%
8	1,420.34	1.059599	0.60%	99.40%	16.72	5.96%	5.32%
9	1,276.34	0.898616	0.96%	99.04%	14.88	-10.14%	-11.00%
10	1,100.00	0.861839	0.83%	99.17%	12.72	-13.82%	-14.53%

Hypothetical returns:
Average Annualized Index Return:	-5.80%	Cumulative Index Return:	-45.00%
Average Annualized ETN Return:	-6.53%	Cumulative ETN Return:	-49.12%

Example 3. A hypothetical increase followed by a hypothetical decrease in the level of the Index.

This example assumes an initial Index closing level of 2,000 and that the Index increases by approximately 25% during the first five years, but then decreases to below its original level during the next five years of an assumed term of the ETNs of 10 years.  For simplicity, as for examples 1 and 2 above, the daily redemption value is determined only once a year, rather than on each valuation date, using the hypothetical Index closing levels at the end of each year and at the end of the immediately preceding year to calculate the applicable index factor, and using a hypothetical average investor fee for that year (rather than the investor fee on each valuation date) to calculate the applicable fee factor.

The hypothetical average annual investor fee for any year is assumed to be the arithmetic average of the investor fee applicable on each valuation date during such year.  The use of the hypothetical average annual investor fees to calculate hypothetical daily redemption values is meant to illustrate the impact that the investor fee may have on the return on your ETNs.  It is not intended to reflect any actual historical investor fees, or what the investor fees on the ETNs may be in the future, although in no event will the investor fee on any given date be greater than 1.00% per annum or less than 0.50% per annum.  The actual daily redemption value on any valuation date will be calculated in the manner described under "Specific Terms of the ETNs—Daily Redemption Value" in this pricing supplement and will be different, perhaps significantly different, from any value calculated using an average annual investor fee.

The index factor, the average annual investor fee, the fee factor and the daily redemption value are determined for purposes of this example only once a year, rather than on each valuation date.

	A	B	C	D	E	F	G
Year	Index Closing Level	Index Factor	Average Annual Investor Fee	Fee Factor	Daily Redemption Value	Annualized Index Return	Annualized ETN Return
t		At / At-1		1 – C	Et-1 × Bt × Dt
0	2,000.00				25
1	2,120.51	1.060255	0.98%	99.02%	26.25	6.03%	4.99%
2	2,230.23	1.051743	0.97%	99.03%	27.34	5.17%	4.15%
3	2,376.45	1.065563	1.00%	99.00%	28.84	6.56%	5.49%
4	2,460.46	1.035351	1.00%	99.00%	29.56	3.54%	2.50%
5	2,500.00	1.016070	0.78%	99.22%	29.80	1.61%	0.81%
6	2,300.23	0.920092	0.83%	99.17%	27.19	-7.99%	-8.75%
7	2,200.83	0.956787	0.90%	99.10%	25.78	-4.32%	-5.18%
8	2,100.53	0.954426	0.93%	99.07%	24.38	-4.56%	-5.44%
9	1,900.11	0.904586	0.85%	99.15%	21.86	-9.54%	-10.31%
10	1,875.00	0.986785	0.90%	99.10%	21.38	-1.32%	-2.21%

Hypothetical returns:
Average Annualized Index Return:	-0.64%	Cumulative Index Return:	-6.25%
Average Annualized ETN Return:	-1.55%	Cumulative ETN Return:	-14.47%

Example 4. An illustration of the Index switching from tracking the Benchmark Index to the Cash Rate.

This example assumes an initial Index closing level of 1,513.95 and illustrates the impact on the return on the Index and on the ETNs over a period of 10 valuation dates of the Index switching from tracking the Benchmark Index, to tracking the Cash Rate, and back to tracking the Benchmark Index again.  Unlike examples 1, 2 and 3 above, this example reflects the actual annual investor fee that would apply on each valuation date based on whether the Index is tracking the Benchmark Index or the Cash Rate on each such valuation date.

				A	B	C’	C	D	E
Day	Benchmark Index Closing Level	Benchmark Index Moving Average	Index Return Source	Index Closing Level	Index Factor	Annual Investor Fee	Investor Fee	Fee Factor	Daily Redemption Value
t					At / At-1		C’ × Day-Count Fraction	1 – C	Et-1 × Bt × Dt
0	1,755.40	1,781.34	Bench. Ind.	1,513.95					25.00
1	1,757.30	1,781.10	Bench. Ind.	1,515.58	1.001082374	1.00%	0.002740%	0.999973	25.03
2	1,759.77	1,782.25	Cash Rate	1,514.14	1.00140272	0.50%	0.001370%	0.999986	25.06
3	1,789.71	1,783.31	Cash Rate	1,514.73	1.017018181	0.50%	0.001370%	0.999986	25.49
4	1,785.32	1,784.22	Cash Rate	1,514.93	0.997547651	0.50%	0.001370%	0.999986	25.42
5	1,818.61	1,785.25	Cash Rate	1,515.13	1.018643675	0.50%	0.001370%	0.999986	25.90
6	1,808.00	1,786.12	Cash Rate	1,515.32	0.994164771	0.50%	0.004110%	0.999959	25.75
7	1,833.22	1,787.11	Cash Rate	1,515.52	1.013949138	0.50%	0.001370%	0.999986	26.10
8	1,832.11	1,787.93	Cash Rate	1,516.11	0.999393962	0.50%	0.001370%	0.999986	26.09
9	1,801.69	1,788.61	Bench. Ind.	1,490.94	0.983396703	1.00%	0.002740%	0.999973	25.65
10	1,764.10	1,789.11	Bench. Ind.	1,459.84	0.979136776	1.00%	0.002740%	0.999973	25.12

Hypothetical returns:
	Cumulative Index Return:	0.47%
	Cumulative ETN Return:	0.50%

Example 5. An illustration of the potential impact on the Index from a hypothetical significant decline in the level of the Benchmark Index.

This example assumes an initial Index closing level of 1,500 and illustrates the impact on the return on the Index and on the ETNs over a period of 10 valuation dates where the Index is tracking the Benchmark Index and the Benchmark Index experiences a significant decline for a number of valuation dates before the Index switches to tracking the Cash Rate.  As for example 4 above, but unlike examples 1, 2 and 3 above, this example reflects the actual annual investor fee that would apply on each valuation date based on whether the Index is tracking the Benchmark Index or the Cash Rate on each such valuation date.

				A	B	C’	C	D	E
Day	Benchmark Index Closing Level	Benchmark Index Moving Average	Index Return Source	Index Closing Level	Index Factor	Annual Investor Fee	Investor Fee	Fee Factor	Daily Redemption Value
t					At / At-1		C’ × Day-Count Fraction	1 – C	Et-1 × Bt × Dt
0	1,500.00	1,443.12	Bench. Ind.	1,500.00					25.00
1	1,507.34	1,443.50	Bench. Ind.	1,507.34	1.004893	1.00%	0.002740%	99.997260%	25.12
2	1,524.87	1,444.82	Bench. Ind.	1,524.87	1.011631	1.00%	0.002740%	99.997260%	25.41
3	1,479.83	1,446.32	Bench. Ind.	1,479.83	0.970463	1.00%	0.002740%	99.997260%	24.66
4	1,445.17	1,447.67	Bench. Ind.	1,445.17	0.976575	1.00%	0.002740%	99.997260%	24.08
5	1,370.60	1,448.55	Bench. Ind.	1,370.60	0.948403	1.00%	0.002740%	99.997260%	22.84
6	1,090.08	1,447.89	Bench. Ind.	1,090.08	0.795331	1.00%	0.002740%	99.997260%	18.17
7	1,148.21	1,447.50	Bench. Ind.	1,148.21	1.053327	1.00%	0.002740%	99.997260%	19.13
8	1,252.69	1,447.58	Bench. Ind.	1,252.69	1.090994	1.00%	0.002740%	99.997260%	20.87
9	1,203.58	1,447.36	Bench. Ind.	1,203.57	0.960794	1.00%	0.002740%	99.997260%	20.05
10	1,203.43	1,447.10	Cash Rate	1,203.57	0.999879	0.50%	0.001370%	99.998630%	20.05

Hypothetical returns:
	Cumulative Index Return:	-19.79%
	Cumulative ETN Return:	-19.77%

Example 6. An illustration of the potential impact of the Index tracking the Cash Rate for an extended period of time in a low interest rate environment.

This example assumes an initial Index closing level of 2,700 and that the Index is tracking the Cash Rate at all times during a 12-month period.  It illustrates the impact on the return on the Index and on the ETNs over the 12-month period where the Cash Rate (i.e. the yield on 3-month U.S. Treasury bills) is below the annual investor fee (which, in this scenario, is 0.50% per annum) and the Index nevertheless continues to track the Cash Rate.  Because the Index is assumed to be tracking the Cash Rate, the applicable annual investor fee in this example is 0.50%.  For simplicity, the index factor, the annual investor fee, the fee factor and the daily redemption value are determined for purposes of this example only once a month, rather than on each valuation date.

		A	B	C’’	D	E	F’	G’
Month	Cash Rate	Index Closing Level	Index Factor	Annual Investor Fee	Fee Factor	Daily Redemption Value	Monthly Index Return	Monthly ETN Return
t			At / At-1	0.50% × Day-Count Fraction	1 – C’’	Et-1 × Bt × Dt
0	0.25%	2,700.00		0.50%		$25.00
1	0.20%	2,700.81	1.000300	0.50%	99.96%	$25.00	0.03%	-0.01%
2	0.19%	2,701.62	1.000300	0.50%	99.96%	$24.99	0.03%	-0.01%
3	0.21%	2,702.43	1.000300	0.50%	99.96%	$24.99	0.03%	-0.01%
4	0.24%	2,703.24	1.000300	0.50%	99.96%	$24.99	0.03%	-0.01%
5	0.17%	2,703.24	1.000000	0.50%	99.96%	$24.98	0.00%	-0.04%
6	0.19%	2,704.05	1.000300	0.50%	99.96%	$24.97	0.03%	-0.01%
7	0.16%	2,704.05	1.000000	0.50%	99.96%	$24.96	0.00%	-0.04%
8	0.26%	2,704.86	1.000300	0.50%	99.96%	$24.96	0.03%	-0.01%

		A	B	C’’	D	E	F’	G’
Month	Cash Rate	Index Closing Level	Index Factor	Annual Investor Fee	Fee Factor	Daily Redemption Value	Monthly Index Return	Monthly ETN Return
t			At / At-1	0.50% × Day-Count Fraction	1 – C’’	Et-1 × Bt × Dt
9	0.30%	2,705.68	1.000300	0.50%	99.96%	$24.96	0.03%	-0.01%
10	0.31%	2,706.49	1.000300	0.50%	99.96%	$24.96	0.03%	-0.01%
11	0.32%	2,707.30	1.000300	0.50%	99.96%	$24.95	0.03%	-0.01%
12	0.33%	2,708.11	1.000300	0.50%	99.96%	$24.95	0.03%	-0.01%

Hypothetical returns:
	Cumulative Index Return:	0.30%
	Cumulative ETN Return:	-0.20%

The hypothetical examples above are provided for purposes of information only.  The hypothetical examples are not indicative of the future performance of the Index or what the value of your ETNs may be. Fluctuations in the hypothetical examples may be greater or less than fluctuations experienced by the holders of the ETNs.  We cannot predict the actual Index closing level or daily redemption value on any valuation date, nor can we predict the relationship between the Index closing level and the market value of your ETNs at any time.  Accordingly, the actual amount that a holder of the ETNs will receive at maturity or upon early repurchase or redemption, as the case may be, and the rate of return on the ETNs will depend on the actual daily redemption value on the relevant valuation date, which reflects the effect of the investor fee.  Further, the actual amount that a holder of the ETNs will receive if the ETNs were to be sold prior to maturity will depend on the market value of the ETNs at that time, which may differ from the daily redemption value of the ETNs.  Moreover, the assumptions on which the hypothetical returns are based are purely for illustrative purposes. Consequently, the amount, in cash, to be paid in respect of your ETNs, if any, at maturity or on upon early repurchase or redemption may be very different from the information reflected in the tables above.

THE INDEX

The RBS US Large Cap Trendpilot Index (USD) (the “Index”) was created by The Royal Bank of Scotland plc (the “Index Sponsor”).  The Index tracks either the performance of the S&P 500® Total Return Index (the “Benchmark Index”) or the yield on a hypothetical notional investment in 3-month U.S. Treasury bills (the “Cash Rate” and, together with the Benchmark Index, the “Index Components”), depending on whether the Benchmark Index is observed to be in a positive or negative trend as determined in accordance with the methodology described below.  As of the date of this pricing supplement, the Index tracks the Benchmark Index.

Information contained in any Bloomberg page referenced below is not incorporated by reference in this pricing supplement.

Index Methodology

The Index level will be calculated using the Index methodology published by the Index Sponsor (the “Index Methodology”).  The Index utilizes a systematic trend-following strategy that provides exposure to either the Benchmark Index or the Cash Rate depending on the relative performance of the Benchmark Index on a simple moving average basis.  If the level of the Benchmark Index is at or above its historical 200-Index business day (as defined below) simple moving average (which is referred to in this pricing supplement as a “positive trend”), the Index will track the Benchmark Index.  Conversely, if the level of the Benchmark Index is below its historical 200-Index business day simple moving average (which is referred to in this pricing supplement as a “negative trend”), then the Index will track the Cash Rate (the “Cash Rate”) instead of the Benchmark Index and will have no exposure to the Benchmark Index.  The rules for determining whether the Benchmark Index is in a positive or negative trend is described under “—Index Level Calculation” below.

Thus, the Index aims to mitigate, to some extent, the volatility of the Benchmark Index (which is a U.S. large cap equity index that tracks a long-only exposure to its securities components) by tracking the Cash Rate (instead of the Benchmark Index) if the Benchmark Index is below its historical 200-Index business day simple moving average.

However, the Index trend will not switch from positive to negative (or conversely, from negative to positive) unless and until the closing level of the Benchmark Index is below its historical 200-Index business day simple moving average for five consecutive Index business days (or conversely, at or above its historical 200-Index business day simple moving average for five consecutive Index business days).  Further once the Index trend switches from positive to negative (or conversely, from negative to positive), the Index will not start tracking the Cash Rate (or conversely, the Benchmark Index) until the second Index business day immediately following the Index business day on which the Index trend switches.  This means that at least six consecutive Index business days will elapse after the Index business day on which the Benchmark Index first drops below its historical 200-Index business day simple moving average (or conversely, first moves to or above such average) before the Index will switch from tracking the Benchmark Index to the Cash Rate (or conversely, from the Cash Rate to the Benchmark Index).  As a result, if the Index is in a positive trend, it may be exposed to any downward trend and/or volatility in the Benchmark Index for up to six consecutive Index business days (or conversely, if the Index is in a negative trend, it may not be exposed to an upward trend and/or volatility in the Benchmark Index for up to six consecutive Index business days).  Accordingly, the strategy employed by the Index does not eliminate exposure to volatility in the Benchmark Index.

Index Level Calculation

Summary

The Index is calculated, and a value for the Index (the “Index Level”) is published, on each Index business day that is not a disrupted day as defined under “—Index Disruption Events” below.

An “Index business day” is a day on which each Exchange is scheduled to open for its regular trading session for at least three hours in accordance with its holidays and hours schedule.

“Exchange” means (a) in respect of the Benchmark Index, the exchange or quotation system, or any substitute exchange or quotation system, in which trading of the components of the Benchmark Index principally occurs, and (b) in respect of the Cash Rate, the exchange or quotation system, or any substitute exchange or quotation system, in which trading of 3-month U.S. Treasury bills, or derivatives that reference 3-month U.S. Treasury bills, principally occurs, in each case as determined by the Index Sponsor.

The Index Level on any Index business day is based on the Index Level on the previous Index business day and the performance of the applicable return source (the “Index Return Source”), which is either the Benchmark Index (if the Benchmark Index is in a positive trend) or the Cash Rate (if the Benchmark Index is in a negative trend).

Thus, for any Index business day, the Index Level is equal to:

•	the Index Level on the immediately preceding Index business day in respect of which the Index Level was last determined, multiplied by

•	the return from the applicable Index Return Source for such Index business day.

The return on the Benchmark Index for any Index business day in respect of which the Index Level is being determined is equal to the closing level for the Benchmark Index on such Index business day (the “Benchmark Index Closing Level”), divided by the Benchmark Index Closing Level on the immediately preceding Index business day in respect of which the Index Level was last determined.

The return on the Cash Rate is calculated based on the 91-day auction high rate for U.S. Treasury bills, as published on Bloomberg page “USB3MTA Index” (or any successor page) (the “T-Bill Auction Rate”).  The Cash Rate reflects the yield to maturity for a hypothetical notional investment in 3-month U.S. Treasury bills translated into a daily return.

The Benchmark Index Closing Level is the closing level of the Benchmark Index as determined by the Index calculation agent.  The Benchmark Index Closing Level will be the value that market participants, in accordance with market practice, use to determine a final end-of-day value for the Benchmark Index.  The Benchmark Index Closing Level will be as displayed on Bloomberg page “SPTR Index” (or any successor page) unless, in the judgment of the Index calculation agent and the Index Sponsor, both acting in good faith, such price reflects a manifest error.

The Index was established on November 16, 2010 with an Index closing level equal to 2,912.001.  The Index was developed with a base value of 424.471 (the “Base Value”) on May 22, 1991 (the “Base Date”).  The Base Value was the retrospectively calculated closing level of the Benchmark Index on the Base Date.

Benchmark Index Trend

The trend of the Benchmark Index on any Index business day (the “Benchmark Index Trend”) is determined by comparing (a) Benchmark Index Closing Level to (b) the moving average of the Benchmark Index for the period of 200 consecutive Index business days ending on, and including, such Index business day (the “Benchmark Index Moving Average”).

For any Index business day, the Benchmark Index Trend will be “positive” if the Benchmark Index Closing Level is equal to or greater than the Benchmark Index Moving Average for each of the five consecutive Index business days ending on, and including, such Index business day.  Conversely, the Benchmark Index Trend will be “negative” for any Index business day if the Benchmark Index Closing Level is less than the Benchmark Index Moving Average for each of the five consecutive Index business days ending on, and including, such Index business day.  If neither of those conditions is satisfied, then the Benchmark Index Trend will be the same as the Benchmark Index Trend on the immediately preceding Index business day.  As of the date of this pricing supplement, the Benchmark Index is in a positive trend.

The Benchmark Index Closing Level is determined as set forth above.  The Benchmark Index Moving Average for any particular Index business day is equal to the sum of the Benchmark Index Closing Levels for each of the 200 consecutive Index business days ending on, and including, such Index business day, divided by 200.

Index Return Source

The Index Level for any Index business day is calculated based on the Index Level on the immediately preceding Index business day and the Index Return Source.  The Index Return Source for any Index business day, in turn, depends on the Benchmark Index Trend on the second Index business day immediately preceding such Index business day (such preceding Index business day, the “trend determination date”).

If the Benchmark Index Trend is positive for the trend determination date related to any Index business day, and (i) if the Index Return Source on the immediately preceding Index business day was the Cash Rate, then the Index will switch to tracking the Benchmark Index on such Index business day, and (ii) conversely, if the Index Return Source on the immediately preceding Index business day was the Benchmark Index, then the Index will continue to track the Benchmark Index.  If the Benchmark Index Trend is negative, on the other hand, and (i) if the Index Return Source on the immediately preceding Index business day was the Benchmark Index, then the Index will switch to tracking the Cash Rate on such Index business day, and (ii) conversely, if the Index Return Source on the immediately preceding Index business day was the Cash Rate, then the Index will continue to track the Cash Rate.

The Benchmark Index Trend will switch only if there have been five consecutive Index business days where the Benchmark Index closing prices have been uniformly (a) below the Benchmark Index Moving Average, in the case of the Benchmark Index Trend switching reverting from positive to negative or (b) at or above the Benchmark Index Moving Average, in the case of the Benchmark Index Trend switching from negative to positive.  The Index will implement the change in the reference exposure at the open of trading on the second Index business day immediately following the Index business day on which the Benchmark Index Trend switches from positive to negative or from negative to positive, as the case may be.

By way of illustration, the table below sets forth values for the Benchmark Index Closing Level and the Benchmark Index Moving Average for the period from June 8, 2006 to July 11, 2006.  As set forth in that table, on June 8, 2006, the Benchmark Index Closing Level was 1,918.59 and the value of the Benchmark Index Moving Average was 1,907.70.  As of the same day, the Benchmark Index Closing Level was equal to, or greater than, the Benchmark Index Moving Average on each of the last 153 Index business days, resulting in a positive Benchmark Index Trend.  On June 12, June 13 and June 14, 2006, the Benchmark Index Closing Level was below the Benchmark Index Moving Average.  However, this did not alter the Benchmark Index Trend because the Benchmark Index Closing Level was above the Benchmark Index Moving Average on June 15, 2006 and, as a result, there were not five consecutive Index business days in respect of which the Benchmark Index Closing Level was below the Benchmark Index Moving Average.

On June 22, 2006, the Benchmark Index Closing Level was below the Benchmark Index Moving Average for each of the five Index business days ending on, and including, June 22, 2006, thereby changing the Benchmark Index Trend from positive to negative.  As a consequence, as of the close of the market on June 23, 2006, the Index stopped tracking the Benchmark Index and commenced tracking the Cash Rate.  The Cash Rate exposure hence started contributing to the performance of the Index as of the open of the market on June 26, 2006.  Thus, the Index did not switch from tracking the Benchmark Index to tracking the Benchmark Index until the open of the market on the seventh Index business day following the first day on which the Benchmark Index Closing Level was below the Benchmark Index Moving Average.

The Benchmark Index Trend changed again on July 6, 2006 as the Benchmark Index Closing Level was greater than the Benchmark Index Moving Average for each of the five consecutive Index business days ending on, and including, July 6, 2006.  Therefore, as of the close of the market on July 7, 2006, the Index stopped referencing the Cash Rate and started tracking the Benchmark Index.  Thus, the Index did not switch from tracking the Cash Rate to tracking the Benchmark Index until the open of the market on the seventh Index business day following the first day on which the Benchmark Index Closing Level was at or above the Benchmark Index Moving Average.

The table below illustrates the example described above.  The Benchmark Index Closing Levels set forth in the table below are as published on Bloomberg page “SPTR Index.”  Because the Index was only created on November 16, 2010, the Index Sponsor and the Index calculation agent have retrospectively calculated the Benchmark Index Moving Average for the dates set forth in the table below.  For the sake of simplicity, the table shows results rounded to two decimal places of precision.  However, the Index itself will be calculated using fifteen decimal places as described under “—Index Calculation Agent.”

Business Day	Benchmark Index Closing Level (“BICL”)	Benchmark Index Moving Average (“BIMA”)	Number of consecutive days where BICL ≥ BIMA	Number of consecutive days where BICL < BIMA	Benchmark Index Trend	Index Return Source
6/8/2006	1,918.59	1,907.70	153	0	Positive	Benchmark Index
6/9/2006	1,910.01	1,908.10	154	0	Positive	Benchmark Index
6/12/2006	1,885.81	1,908.45	0	1	Positive	Benchmark Index
6/13/2006	1,866.92	1,908.67	0	2	Positive	Benchmark Index
6/14/2006	1,876.67	1,909.01	0	3	Positive	Benchmark Index
6/15/2006	1,916.56	1,909.48	1	0	Positive	Benchmark Index
6/16/2006	1,909.52	1,909.95	0	1	Positive	Benchmark Index
6/19/2006	1,892.12	1,910.24	0	2	Positive	Benchmark Index
6/20/2006	1,892.13	1,910.52	0	3	Positive	Benchmark Index
6/21/2006	1,910.62	1,910.91	0	4	Positive	Benchmark Index
6/22/2006	1,900.98	1,911.15	0	5	Negative	Benchmark Index
6/23/2006	1,899.32	1,911.35	0	6	Negative	Benchmark Index
6/26/2006	1,908.56	1,911.63	0	7	Negative	Cash Rate
6/27/2006	1,891.24	1,911.75	0	8	Negative	Cash Rate
6/28/2006	1,901.98	1,911.94	0	9	Negative	Cash Rate
6/29/2006	1,943.09	1,912.39	1	0	Negative	Cash Rate
6/30/2006	1,939.03	1,912.86	2	0	Negative	Cash Rate
7/3/2006	1,954.49	1,913.40	3	0	Negative	Cash Rate
7/5/2006	1,940.55	1,913.79	4	0	Negative	Cash Rate
7/6/2006	1,945.90	1,914.26	5	0	Positive	Cash Rate
7/7/2006	1,932.75	1,914.74	6	0	Positive	Cash Rate
7/10/2006	1,935.62	1,915.31	7	0	Positive	Benchmark Index
7/11/2006	1,943.66	1,915.89	8	0	Positive	Benchmark Index

Detailed Calculation of Index Level

The Index Level for any Index business day, as described above (which does not reflect the investor fee that will be deducted in calculating the daily redemption value of the ETNs), is calculated according to the following equations:

Where:

And:

It	=	the Index Level on Index business day t.

Zt	=	the value of the trend indicator for Index business day t (with a value of “1” indicating that the Benchmark Index Trend is positive for such Index business day, a value of “0” indicating that the Benchmark Index Trend is negative for such Index business day, and a value of “Zt” indicating that the Benchmark Index Trend is the same as the immediately preceding Index business day).

BIRt	=	the return on the Benchmark Index for Index business day t.

CRt	=	the Cash Rate for Index business day t.

BICLt	=	the Benchmark Index Closing Level on Index business day t.

BILLt	=	the T-Bill Auction Rate for Index business day t, being the 91-day auction high rate for U.S. Treasury bills as published on Bloomberg page “USB3MTA Index” on business day t (or any successor page).

BIMAt	=	the Benchmark Index Moving Average for Index business day t.

Retrospectively Calculated and Actual Historical Index Performance

The first graph below shows Index closing levels retrospectively calculated from May 22, 1991 through to November 15, 2010, together with actual historical Index closing levels from November 16, 2010 through to November 30, 2010.  The second graph below shows the same data for the year-to-date (from January 4, 2010 through to November 30, 2010).  Both graphs also include the actual Benchmark Index closing levels and the Benchmark Index Moving Average, and shaded areas in both graphs indicate when the Index was tracking the Benchmark Index and the Cash Rate.  For comparison purposes, both graphs also show the historical closing levels of the following indices:

•
Russell 1000® Total Return Index.  The Russell 1000® Total Return Index (Bloomberg symbol: “RU10INTR <Index>”), published by Russell Investments, measures the performance of the large-cap segment of the U.S. equity market.  It is a subset of the Russell 3000® Index and includes the securities of approximately 1,000 of the companies in the United States based on a combination of their market cap and current index membership.  The Russell 1000® Total Return Index is, like the S&P 500® Total Return Index, commonly used as a benchmark for U.S. large cap equity markets.

•
Barclays Capital U.S. Aggregate Bond Total Return Index.  The Barclays Capital U.S. Aggregate Bond Total Return Index (Bloomberg symbol: “LBUSTRUU <Index>”), published by Barclays Capital Inc., provides a measure of the performance of the U.S. investment grade bonds market, which includes investment grade U.S. government bonds, investment grade corporate bonds, mortgage pass-through securities and asset-backed securities that are publicly offered for sale in the United Sates.  The securities in this index are denominated in U.S. dollars, have a fixed rate, are non-convertible, are taxable, and have at least one year remaining to maturity.  The Barclays Capital U.S. Aggregate Bond Total Return Index is a commonly used benchmark for the U.S. bond markets.

The third graph below shows again the Index closing levels retrospectively calculated from May 22, 1991 through to November 15, 2010, together with actual historical Index closing levels from November 16, 2010 through to November 30, 2010.  However, for comparison purposes, the Index closing levels in this graph are based to 100 on May 22, 1991, and the graph also includes the historical closing levels for the Benchmark Index, the S&P 500® Index, the Russell 1000® Total Return Index and the Barclays Capital U.S. Aggregate Bond Total Return Index, in each case based to a value of 100 on May 22, 1991.

In addition, the fourth graph below shows the historical Cash Rate from May 22, 1991 through to November 30, 2010.

The table below shows the retrospectively calculated year-end Index closing levels, the actual year-end closing levels of the Benchmark Index, the Russell 1000® Total Return Index and the Barclays Capital U.S. Aggregate Bond Total Return Index and the year-end Cash Rate for the period from December 31, 1991 to December 31, 2009, as well as the actual Index closing level, Benchmark Index closing level and Cash Rate on November 30, 2010.

The performance of the Index, Benchmark Index and the Cash Rate in the graphs and the table below do not reflect the investor fee that will be deducted in calculating the daily redemption value of the ETNs.

Because the Index was only created on November 16, 2010, the Index Sponsor and the Index calculation agent have retrospectively calculated the performance of the Index, the Benchmark Index Moving Average and the yield on a hypothetical notional investment in 3-month U.S. Treasury bills starting from the Base Date of May 22, 1991, and using the Base Value of 424.471.  The Base Value was the retrospectively calculated based on the closing level of the Benchmark Index on the Base Date.  The retrospective calculations by the Index Sponsor and the Index calculation from the Base Date through the November 16, 2010 was performed using the Index Methodology as it exists today, as described in this section of this pricing supplement.

Although the Index Sponsor and the Index calculation agent believe that the retrospective calculation of the Index performance represent accurately and fairly how the Index would have performed from May 22, 1991 through to November 15, 2010, the Index did not, in fact, exist during that period.  You should be aware that no actual investment allowing for tracking of the performance of the Index was possible prior to November 16, 2010.  The retrospectively calculated and actual historical Index closing levels and performance should not be taken as an indication of future performance, and no assurance can be given as to the Index closing level on any given date.

Retrospectively Calculated and Actual Historical Index Performance and Historical Comparisons
January 4, 2010 to November 30, 2010
Closing Level
3500
3000
2500
2000
1500
1000
500
0
Index
Benchmark Index
Benchmark Index Moving Average
Russell 1000® Total Return Index
Barclays Cap. U.S. Agg. Bond Tot. Ret. Index
Tracking Benchmark Index
Tracking Cash Rate
Index Inception Date (11/16/10)
01/04/10
02/04/10
03/04/10
04/04/10
05/04/10
06/04/10
07/04/10
08/04/10
09/04/10
10/04/10
11/04/10

Retrospectively Calculated and Actual Historical Index Performance and Historical Comparisons
(Each Index Based to 100 on May 22, 1991)
May 22, 1991 to November 30, 2010
900
800
700
600
500
400
300
200
100
0
Index
Benchmark Index
S&P 500® Index
Russell 1000® Total Return Index
Barclays Cap. U.S. Agg. Bond Tot. Ret. Index
5/22/1991
5/22/1992
5/22/1993
5/22/1994
5/22/1995
5/22/1996
5/22/1997
5/22/1998
5/22/1999
5/22/2000
5/22/2001
5/22/2002
5/22/2003
5/22/2004
5/22/2005
5/22/2006
5/22/2007
5/22/2008
5/22/2009
5/22/2010

Year-End Retrospectively Calculated and Actual Historical Index Closing Levels,
Historical Comparisons and Historical Cash Rates
1991 to 2010

Year	Date	Benchmark Index	Index	Russell 1000® Total Return Index	Barclays Capital U.S. Aggregate Bond Total Return Index	Cash Rate
1991	12/31/91	479.633	479.633	736.87	502.05	3.91%
1992	12/31/92	516.178	506.3917	802.68	539.21	3.24%
1993	12/31/93	568.202	557.4294	884.37	591.78	3.06%
1994	12/30/94	575.705	534.7038	887.81	574.52	5.57%
1995	12/29/95	792.042	735.6335	1223.109	680.66	4.91%
1996	12/31/96	973.897	904.537	1497.662	705.37	5.08%
1997	12/31/97	1298.821	1206.32	1989.67	773.47	5.43%
1998	12/31/98	1670.006	1436.885	2527.345	840.66	4.52%
1999	12/31/99	2021.401	1585.521	3055.862	833.75	5.30%
2000	12/29/00	1837.365	1556.101	2817.837	930.68	5.70%
2001	12/31/01	1618.979	1612.284	2467.029	1009.27	1.71%
2002	12/31/02	1261.176	1585.267	1932.853	1112.77	1.19%
2003	12/31/03	1622.939	1965.557	2510.598	1158.4399	0.89%
2004	12/31/04	1799.548	2076.315	2796.922	1208.7	2.23%
2005	12/30/05	1887.941	2126.934	2972.168	1238.0601	3.91%
2006	12/29/06	2186.127	2424.91	3431.691	1291.71	4.88%
2007	12/31/07	2306.232	2467.318	3629.84	1381.7	3.31%
2008	12/31/08	1452.976	2504.757	2265.144	1454.1	0.05%
2009	12/31/09	1837.499	3009.191	2909.184	1540.34	0.11%
2010*	11/30/10	1981.839	2920.23	3166.128	1658.99	0.18%

*
The closing levels and the Cash Rate for 2010 are specified for November 30, 2010, unlike the closing levels and the Cash Rates for the previous years which are all specified for the last business day of the relevant year.

Index Calculation Agent

S&P or another party designated by the Index Sponsor (as defined below), will act as the calculation agent for the Index (the “Index calculation agent”) and will be responsible for calculating the level of the Index using the Index Methodology published by the Index Sponsor.  The Index Sponsor will be the final authority on the Index and the interpretation of the Index Methodology.

The Index calculation agent will calculate the Index Level for each Index business day.  The Index Level will be displayed on Bloomberg page “TPLCUT <Index>” (or on any successor page) by no later than 6:00 p.m. (New York City time) on each Index business day.  Intraday Index levels will be published by the Index calculation agent via the Chicago Mercantile Exchange (the “CME”) under ticker symbol “TPLCUT.”  The Index Level will not be published on any day on which the Index Level is not calculated, whether because such day is a disrupted day (as defined under “—Index Disruption Events” below) or otherwise.  All numerical values for the Index will be rounded to fifteen decimal places.

In the event that the Index calculation agent or the Index Sponsor determines that a material error has occurred in the calculation of the Index, the Index calculation agent, having consulted, or having been consulted by, the Index Sponsor, will endeavor to correct such error on a date agreed by the Index Sponsor.  If a material error is corrected, the Index Sponsor will apply the correction from the relevant date forward.

The Index is the property of the Index Sponsor, which has contracted with S&P to maintain and calculate the Index.  The S&P 500® Index is the exclusive property of Standard & Poor’s Financial Services LLC and has been licensed for use by the Index Sponsor in connection with the Index.  S&P shall have no liability for any errors or omissions in calculating in the Index.  Standard & Poor’s®, S&P® and S&P 500® are registered trade markets of Standard & Poor’s Financial Services LLC.  “Calculated by S&P Custom Indices” and its related stylized marks are service marks of Standard & Poor’s Financial Services LLC and have been licensed for use by the Index Sponsor.

Index Disruption Events

If, in the opinion of the Index Sponsor, any Index business day is a disrupted day (as defined below), the Index Level will not be published on such Index business day and will instead be calculated and published by the Index calculation agent on the next succeeding Index business day which is not a disrupted day, as determined by the Index Sponsor in good faith and subject to the index disruption fallbacks described under “—Index Disruption Fallbacks” below.

A “disrupted day” means any Index business day on which:

•	the Exchange fails to open for trading during its regular trading session;

•	an index disruption event (as defined below) occurs; or

•	an Index adjustment event (as defined under “—Index Adjustment Events” below) occurs.

An “index disruption event” means the occurrence or existence of any of the following events if, as determined by the Index Sponsor, it has a material impact on the Index:

•	it becomes impossible, on a certain Index business day, to obtain a closing level or any other price level for any component of, or instrument that is referenced by, the Index (a “price disruption”);

•
any suspension of, or limitation imposed on, trading by the Exchange or otherwise, and whether by reason of price-movements exceeding limits permitted by the Exchange or otherwise (a “trading disruption”);

•
any event (other than an early closure, as defined below) that disrupts or impairs (as determined by the Index calculation agent and/or Index Sponsor) the ability of market participants to effect transactions in, or obtain market values for, any component of or instrument that is referenced by the Index (an “exchange disruption”); or

•
on any Index business day and in respect of any instrument or component referenced by the Index, the closure of the Exchange prior to its scheduled closing time, unless such earlier closing is announced by the Exchange at least one hour prior to the earlier of (a) the actual closing time for the regular trading session on the Exchange on such Index business day, and (b) the submission deadline for orders to be entered into the Exchange’s dealing system for execution on such Index business day (an “early closure”).

Index Adjustment Events

The Index Methodology may be adjusted, amended, deleted or otherwise altered by the Index Sponsor at any time, acting in good faith and with the consent of the Index calculation agent, if the Index is no longer calculable in accordance with the Index Methodology (any event or condition giving rise to the right to so adjust, amend, delete or alter the Index, an “Index adjustment event”).  Such adjustments may include, but are not limited to, adjustments required for clarification or for minor or technical reasons (including, without limitation, to correct any manifest or proven error or to cure, correct or supplement any ambiguity or defective provision contained in the Index Methodology).

Index Disruption Fallbacks

If (a) five consecutive Index business days are disrupted days, or (b) the Index Sponsor determines that (i) there is a discontinuation in the publication of prices for any component of or instrument referenced by the Index, (ii) the use of any component of or instrument referenced by the Index has become prohibited, (iii) the sponsor of any component of or instrument referenced by the Index has changed the specifications of such instrument or component, (iv) any component of or instrument referenced by the Index is modified or changed in any other way (except for a previously announced modification), or (v) any component of or instrument referenced by the Index has been or is likely to become terminated, then the Index Sponsor will, in consultation with the Index calculation agent, have the right to:

•	accept the closing level of any component of or instrument referenced by the Index published on any alternative price source;

•	if no alternative price source is available, select a substantially similar component for the Index or instrument to which the Index can be linked;

•	if no alternative price source or similar instrument or component is available, adjust, amend or otherwise alter this description of the Index; and

•	if none of the foregoing will achieve the objective of the Index as set forth above, permanently cease to calculate and/or disseminate levels for the Index.

Termination of the Index

The Index Sponsor may, at any time and without notice, terminate and proceed to ask the Index calculation agent to cease the calculation and dissemination of the Index.

Change in Methodology

No assurance can be given that fiscal, market, regulatory, juridical, financial or other circumstances (including, without limitation, any changes to, or any suspension or termination of any components for which values must be determined in relation to the Index) will not arise that would, in the determination of the Index Sponsor, necessitate or make desirable a modification of, or change to, the Index Methodology.

Any change to, or modification of, the Index Methodology may be outside the technology employed by the Index calculation agent, and thus the Index calculation agent may not be able to calculate the Index following such change or modification.  In such event the Index Sponsor may, in its sole and absolute discretion, appoint a successor Index calculation agent.

Disclaimer

Although the Index Sponsor obtains price and return data from sources which it considers reliable, for example for the Benchmark Index and the Cash Rate, the Index Sponsor will not independently verify such data, and neither does it guarantee the accuracy and/or completeness of any data included in this description of the Index, nor the accuracy of any Index Levels.

The Index Sponsor is under no obligation to advise any person or entity of any error in the Index (but may do so in its sole and absolute discretion).  References to the Benchmark Index and the Cash Rate are included only to describe the components upon which the Index is based.  The Index is not in any way sponsored, endorsed or promoted by S&P or any Exchange.

The Royal Bank of Scotland plc owns all intellectual property rights to the Index and this description of the Index.  This description of the Index has been supplied by Royal Bank of Scotland plc.  Any use of any intellectual property rights must be with the consent of The Royal Bank of Scotland plc.

Background on the Index Components

Benchmark Index

We have derived all information contained in this pricing supplement regarding the S&P 500® Total Return Index (the “Benchmark Index”) and the S&P 500® Index, including, without limitation, their make-up, method of calculation and changes in its components, from publicly available information.  Such information reflects the policies of, and is subject to change by, Standard & Poor’s Financial Services LLC (“S&P”).  We make no representation or warranty as to the accuracy or completeness of such information.  The Benchmark Index and the S&P 500® Index were developed by S&P and are calculated, maintained and published by S&P.  S&P has no obligation to continue to publish, and may discontinue the publication of, either or both of the Benchmark Index and the S&P 500® Index.

The Benchmark Index is displayed by Bloomberg under the ticker symbol “SPTR” and the S&P 500® Index is displayed under the ticker symbol “SPX.”

General

The Benchmark Index is published by S&P.  The Benchmark Index is the total return version of the S&P 500® Index and is calculated in the same manner as the S&P 500® Index as described below.  However, while the S&P 500® Index reflects changes in the prices of its underlying stocks, the Benchmark Index reflects changes in both movements in stock prices and the reinvestment of the dividend income from its underlying stocks.

In calculating the Benchmark Index, ordinary cash dividends are applied on the ex-dividend date.  “Special dividends” are those dividends that are outside of the normal payment pattern established historically by the issuing corporation.  These may be described by the corporation as “special,” “extra,” “year-end,” or “return of capital.”  Whether a dividend is funded from operating earnings or from other sources of cash does not affect the determination of whether it is ordinary or special.  “Special dividends” are treated as corporate actions with offsetting price and divisor adjustments; the total return index series reflect both ordinary and special dividends.  The Benchmark Index represents the total return earned in a portfolio that tracks the underlying price index and reinvests dividend income in the S&P 500® Index, not in the specific stock paying the dividend.  The total return construction differs from the price index and builds the index from the price index and daily total dividend returns.

The S&P 500® Index

The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets.  The calculation of the level of the S&P 500® Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the “S&P Component Stocks”) as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.  Historically, the “Market Value” of any S&P Component Stock was calculated as the product of the market price per share and the number of the then-outstanding shares of such S&P Component Stock.  As discussed below, on March 21, 2005, S&P began to use a new methodology to calculate the Market Value of the S&P Component Stocks and on September 16,

2005, S&P completed its transition to the new calculation methodology.  The 500 companies are not the 500 largest companies listed on the New York Stock Exchange (the “NYSE”) and not all 500 companies are listed on such exchange.  S&P chooses companies for inclusion in the S&P 500® Index with the objective of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market.  S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above.  Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely-held and the Market Value and trading activity of the common stock of that company.

On March 21, 2005, S&P began to calculate the S&P 500® Index based on a half float-adjusted formula, and on September 16, 2005, the S&P 500® Index became fully float-adjusted.  S&P’s criteria for selecting stocks for the S&P 500® Index was not changed by the shift to float adjustment.  However, the adjustment affects each company’s weight in the S&P 500® Index (i.e., its Market Value).

Under float adjustment, the share counts used in calculating the S&P 500® Index reflect only those shares that are available to investors, not all of a company’s outstanding shares.  S&P defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

•	holdings by government entities, including all levels of government in the United States or foreign countries; and

•
holdings by current or former officers and directors of the company, founders of the company or family trusts of officers, directors or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, equity participation units, warrants, preferred stock, convertible stock and rights are not part of the float.  In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group will be excluded from the float-adjusted count of shares to be used in the S&P 500® Index calculation.  Mutual funds, investment advisory firms, pension funds or foundations not associated with the company and investment funds in insurance companies, shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.  Shares held in a trust to allow investors in countries outside the country of domicile (e.g., ADRs, CDIs and Canadian exchangeable shares) are normally part of the float.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding.  (On March 21, 2005, the S&P 500® Index moved halfway to float adjustment, meaning that if a stock has an IWF of 0.80, the IWF used to calculate the S&P 500® Index between March 21, 2005 and September 16, 2005 was 0.90.  On September 16, 2005, S&P began to calculate the S&P 500® Index on a fully float-adjusted basis, meaning that if a stock has an IWF of 0.80, the IWF used to calculate the S&P 500® Index on and after September 16, 2005 is 0.80.)  The float-adjusted Index is calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by the Index Divisor.  For companies with multiple classes of stock, S&P calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

As of the date of this pricing supplement, the S&P 500® Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500® Index reflects the total Market Value of all 500 S&P Component Stocks relative to the S&P 500® Index’s base period of 1941–43 (the “Base Period”).

An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total Market Value of the S&P Component Stocks during the Base Period has been set equal to an indexed value of 10.  This is often indicated by the notation 1941–43=10.  In practice, the daily calculation of the S&P 500® Index is computed by dividing the total Market Value of the S&P Component Stocks by a number called the Index Divisor.  By itself, the Index Divisor is an arbitrary number.  However, in the context of the calculation of the S&P 500® Index, it is the only link to the original Base Period level of the S&P 500® Index.  The Index Divisor keeps the S&P 500® Index comparable over time and is the manipulation point for all adjustments to the S&P 500® Index (“Index Maintenance”).

Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends and stock price adjustments due to company restructurings or spin-offs.

To prevent the level of the S&P 500® Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 500® Index require an Index Divisor adjustment.  By adjusting the Index Divisor for the change in total Market Value, the level of the S&P 500® Index remains constant.  This helps maintain the level of the S&P 500® Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500® Index does not reflect the corporate actions of individual companies in the S&P 500® Index.  All Index Divisor adjustments are made after the close of trading and after the calculation of the closing level of the S&P 500® Index.  Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index and do not require Index Divisor adjustments.

The table below summarizes the types of Index Maintenance adjustments and indicates whether or not an Index Divisor adjustment is required.

Type of Corporate Action	Comments	Divisor Adjustment
Company added/ deleted	Net change in market value determines divisor adjustment.	Yes
Change in shares outstanding	Any combination of secondary issuance, share repurchase or buy back – share counts revised to reflect change.	Yes
Stock split	Share count revised to reflect new count. Divisor adjustment is not required since the share count and price changes are offsetting.	No
Spin off	If the spun off company is not being added to the index, the divisor adjustment reflects the decline in index market value (i.e., the value of the spun off unit).	Yes
Spin off	Spun off company added to the index, another company removed to keep number of names fixed. Divisor adjustment reflects deletion.	Yes
Change in IWF due to a corporate action or a purchase or sale by an inside holder	Increasing (decreasing) the IWF increases (decreases) the total market value of the index. The divisor change reflects the change in market value caused by the change to an IWF.	Yes
Special dividend	When a company pays a special dividend the share price is assumed to drop by the amount of the dividend; the divisor adjustment reflects this drop in index market value.	Yes
Rights offering
Each shareholder receives the right to buy a proportional number of additional shares at a set (often discounted) price.  The calculation assumes that the offering is fully subscribed.  Divisor adjustment reflects increase in market cap measured as the shares issued multiplied by the price paid.
Yes

Stock splits and stock dividends do not affect the Index Divisor, because following a split or dividend, both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the S&P Component Stock.  All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

Each of the corporate events exemplified in the table requiring an adjustment to the Index Divisor has the effect of altering the Market Value of the S&P Component Stock and consequently of altering the aggregate Market Value of the S&P Component Stocks (the “Post-Event Aggregate Market Value”).  In order that the level of the S&P 500® Index (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected Component Stock, a new Index Divisor (“New Divisor”) is derived as follows:

A large part of the Index Maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500® Index companies.  Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500® Index are updated as required by any changes in the number of shares outstanding.  After the totals are updated, the Index Divisor is adjusted to compensate for the net change in the total Market Value of the S&P 500® Index.  In addition, any changes over 5% in the current common shares outstanding for the S&P 500® Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the Index Divisor.

License Agreement

S&P has entered into a non-transferable, non-exclusive license agreement granting us and certain of our affiliated or subsidiary companies, in exchange for a fee, the right to use the S&P 500® Total Return Index and the S&P 500® Index, which are each owned and published by S&P, in connection with certain securities, including the ETNs.

The license agreement between S&P and us provides that the following language must be set forth in this pricing supplement:

The ETNs are not sponsored, endorsed, sold or promoted by S&P, its affiliates or its third party licensors.  Neither S&P nor its third party licensors make any representation or warranty, express or implied, to the owners of the ETNs or any member of the public regarding the advisability of investing in securities generally or in the ETNs particularly or the ability of the Index, the S&P 500® Total Return Index or the S&P 500® Index to track general stock market performance.  S&P’s and its third party licensor’s only relationship to us is the licensing of certain trademarks, service marks and trade names of S&P and/or its third party licensors and of the S&P 500® Total Return Index and the S&P 500® Index which are determined, composed and calculated by S&P without regard to us or the ETNs, and for the providing of calculation and maintenance services related to the Index.  S&P has no obligation to take our needs or the needs of us or the owners of the ETNs into consideration in determining, composing or calculating the S&P 500® Total Return Index or the S&P 500® Index.  Neither S&P nor its third party licensors is responsible for and has not participated in the determination of the prices and amount of the ETNs or the timing of the issuance or sale of the ETNs or in the determination or calculation of the equation by the ETNs are to be converted into cash.  S&P has no obligation or liability in connection with the administration, marketing or trading of the ETNs.

NEITHER S&P NOR ITS AFFILIATES NOR THEIR THIRD PARTY LICENSORS GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE INDEX, THE S&P 500 TOTAL RETURN INDEX OR THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN OR ANY COMMUNICATIONS, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO.  S&P, ITS AFFILIATES AND THEIR THIRD PARTY LICENSORS SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN.  S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO ITS TRADEMARKS, THE S&P 500 TOTAL RETURN INDEX, THE S&P 500 INDEX OR THE INDEX OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P, ITS AFFILIATES OR THEIR THIRD PARTY LICENSORS BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.

 “Standard & Poor’s”, “S&P”, S&P 500” and “Standard & Poor’s 500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by us.  The ETNs are not sponsored, endorsed, sold or promoted by Standard & Poor’s and Standard & Poor’s makes no representation regarding the advisability of investing in the ETNs.

Cash Rate

The Cash Rate is the yield on a hypothetical notional investment in 3-month U.S. Treasury bills, which are short-dated debt instruments that are issued on a regular basis by the U.S. Treasury.

The U.S. Treasury issues Treasury bills, including 3-month Treasury bills, at a discount at public auctions, usually on a weekly basis.  Two types of bids are accepted.  With a competitive bid, the bidder specifies the discount rate it will accept.  With a non-competitive bid, the bidder agrees to accept the discount rate set at auction.  At the close of an auction, the U.S. Treasury accepts all non-competitive bids that comply with the auction rules, and then accepts competitive bids in ascending order in terms of their discount rates (from lowest to highest) until the quantity of accepted bids reaches the offering amount.  All bidders, competitive and non-competitive, will receive the same discount rate or yield at the highest accepted bid.  This highest accepted bid is the auction high rate.  The Index references the auction high rate for 3-month Treasury bills as reported by the U.S. Department of the Treasury and displayed on Bloomberg page “USB3MTA Index” (or any successor page) in calculating the Index level when the Index is tracking the Cash Rate.

VALUATION OF THE ETNS

The market value or market price of the ETNs will be the bid or ask price for the ETNs as quoted on NYSE Arca under the ticker symbol “TRND.”  The market value of the ETNs will be the price at which you may be able to buy or sell your ETNs in the secondary market.

While the market value of the ETNs may bear some correlation to the daily redemption value of the ETNs, the market value is not the same as the daily redemption value.  The daily redemption value is the price at which we will pay you for your ETNs at maturity or upon early repurchase or redemption, as determined by the calculation agent, based on the formula described in this pricing supplement.  The calculation agent will publish the daily redemption value on its website at www.rbs.com/etnus/TRND. Information contained on that website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

The market value of the ETNs will be affected by several factors, many of which are beyond our control.  We expect that generally the level of the Index on any day will affect the market value of the ETNs more than any other factor.  The level of the Index in turn will be affected by the performance of the Benchmark Index or the Cash Rate as described under “The Index” above.  Other factors that may influence the market value of the ETNs include, but are not limited to, supply and demand for the ETNs, the volatility of the Benchmark Index and the Index, the return on the securities composing the Benchmark Index, prevailing interest rates, the volatility of securities markets, economic, financial, political, regulatory or judicial events that affect the level of the Benchmark Index, the Index and the Cash Rate, the general interest rate environment, as well as the actual or perceived creditworthiness of RBS NV and RBS Holdings.  See “Risk Factors” in this pricing supplement for a discussion of the factors that may influence the market value of the ETNs prior to maturity.

Indicative Value

An intraday “indicative value” is meant to approximate the intrinsic economic value of the ETNs.  The Index calculation agent will publish the intraday “indicative value” of the ETNs every 15 seconds via NYSE Arca under the symbol “TRND.IV.”  The actual trading price or market value of the ETNs may vary significantly from their indicative value.

The intraday “indicative value” is expected to be correlated to the daily redemption value; however, they are not the same.  Any payment on the ETNs at maturity or upon early repurchase or redemption will be based on the daily redemption value on the applicable valuation date, as determined by the calculation agent, and not on any intraday “indicative value” of the ETNs as published by the Index calculation agent.

The “indicative value” of the ETNs, which refers to the value of the ETNs at any given time, equals (a) the level of the Index at such time (based on the most recent reported value of the Index at such time), multiplied by (b) the index factor at such time, multiplied by (c) the fee factor for the day on which such time occurs.  For purposes of determining the indicative value at any time:

•	the “index factor” at any time will be equal to the Index level at such time, divided by the Index closing level on the valuation date immediately preceding the day on which such time occurs;

•	the “fee factor” on any valuation date will be equal to one minus the investor fee, which is equal to the product of (a) the annual investor fee and (b) the day-count fraction;

•	the “annual investor fee” will be equal to (a) 1.00% per annum when the Index is tracking the Benchmark Index and (b) 0.50% per annum when the Index is tracking the Cash Rate; and

•
on any valuation date, the “day-count fraction” is equal to the number of days from, but excluding, the immediately preceding valuation date to, and including, the applicable valuation date, divided by 365.

The indicative value calculation will be provided for reference purposes only.  It is not intended as a price or quotation, or as an offer or solicitation for the purchase, sale, redemption or repurchase of your ETNs, nor will it reflect hedging or transaction costs, credit considerations, market liquidity or bid-offer spreads.  The actual trading price of the ETNs may vary significantly from their indicative value.

The Index is a proprietary index that The Royal Bank of Scotland plc, as Index Sponsor, developed and owns.  Standard & Poor’s Financial Services LLC, as Index calculation agent pursuant to an agreement with the Index Sponsor, will calculate and disseminate the Index level approximately every 15 seconds (assuming the Index level has changed within such 15-second interval) from 9:30 a.m. to approximately 5:00 p.m. (New York City time) on each Index business day.  RBSSI, as calculation agent for the ETNs, also will publish the Index closing level for each business day at approximately 6:00 p.m. (New York City time) on each such day.  Index Levels will be displayed on Bloomberg page “TPLCUT <Index>” (or on any successor page), and will also be published via the CME under symbol “TPLCUT.”  We are not incorporating by reference herein the website or any material included in such CME website or Bloomberg page or website.  For further information on the Index levels, see “The Index” above.

As discussed in “Specific Terms of the ETNs—Payment Upon Repurchase or Redemption” below, subject to certain restrictions, on any business day from, and including, the initial issuance of the ETNs on the initial settlement date to, and including, November 29, 2040, you may offer your ETNs to RBS NV for repurchase.  If you choose to offer your ETNs for repurchase, you must offer at least the applicable minimum repurchase amount to RBS NV for repurchase on any repurchase date in accordance with the procedures set forth under “Specific Terms of the ETNs—Repurchase at Your Option” in this pricing supplement.  The last date on which RBS NV will repurchase your ETNs will be December 5, 2040.  The daily repurchase feature is intended to induce arbitrageurs to counteract any trading of the ETNs at a discount to their indicative value, although there can be no assurance that arbitrageurs will employ the repurchase feature in this manner.

SPECIFIC TERMS OF THE ETNS

In this section, references to “holders” mean those who own the ETNs registered in their own names, on the books that we or the securities administrator maintain for this purpose, and not those who own beneficial interests in the ETNs registered in street name or in the ETNs issued in book-entry form through DTC or another depositary.  Owners of beneficial interests in the ETNs should read the section “—Forms of the ETNs” below and “Forms of Securities” in the accompanying prospectus dated April 2, 2010 (the “prospectus”).

The ETNs are debt securities as described in the prospectus which also contains a detailed summary of additional provisions of the ETNs and of the indenture, dated as of September 15, 2006, as amended, between Wilmington Trust Company, as trustee, Citibank, N.A., as securities administrator, and RBS Holdings, as guarantor, under which the ETNs will be issued (the “indenture”).  You should read all the provisions of the accompanying prospectus, including information incorporated by reference, and the indenture.

Please note that the information about the price to the public and the proceeds to us on the front cover of this pricing supplement relates only to the initial sale of the ETNs.  If you have purchased the ETNs after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

Interest

We will not make any interest payments during the term of the ETNs.

Denomination

We will offer the ETNs in denominations of $25.00 stated principal amount.  Any ETNs issued in the future may be issued at a price higher or lower than the stated principal amount, based on the indicative value of the ETNs at that time.  However, regardless of the issue price of any ETNs, the stated principal amount or par value of all ETNs will be $25.00.

Ranking

The ETNs will constitute our unsecured and unsubordinated obligations and rank pari passu without any preference among them and with all our other present and future unsecured and unsubordinated obligations save for those preferred by mandatory provision of law.  The indenture does not limit the amount of additional indebtedness that we may incur.

Guarantee

RBS Holdings N.V., which we refer to as RBS Holdings, will fully and unconditionally guarantee payment in full to the holders of the ETNs.  The guarantee is set forth in, and forms a part of, the indenture under which the ETNs will be issued.  If, for any reason, we do not make any required payment in respect of the ETNs when due, RBS Holdings, as the guarantor thereof, will cause the payment to be made to or to the order of the trustee.  The holder of the guaranteed ETN may sue the guarantor to enforce its rights under the guarantee without first suing us or any other person or entity.  The guarantees will constitute RBS Holdings’ unsecured and unsubordinated obligations and rank pari passu without any preference among them and with all RBS Holdings’ other present and future unsecured and unsubordinated obligations.

Payment at Maturity

The ETNs will mature on the maturity date stated on the cover of this pricing supplement, subject to postponement as described below.  If you hold your ETNs to maturity, you will receive a cash payment on the stated maturity date that is equal to the daily redemption value of the ETNs on December 4, 2040 (the “final valuation date”), unless the final valuation date and/or maturity date is postponed as described below.  The calculation agent will determine the applicable daily redemption value in the manner described under “—Daily Redemption Value” below.

If the final valuation date is not a trading day or if a market disruption event exists on the final valuation date, then the calculation agent will postpone the determination of the daily redemption value for the final valuation date, in which case the maturity date will be postponed to the third business day immediately following the final valuation date, as postponed, and the calculation agent will determine the daily redemption value as described under “—Postponement of a Valuation Date” below.  If the maturity date stated on the cover of this pricing supplement is not a business day, the maturity date will be the next following business day.  In the event that payment at maturity is deferred beyond the stated maturity date as provided herein, no interest or other amount will accrue or be payable with respect to that deferred payment.

Any payment you will be entitled to receive on the ETNs is subject to the ability of The Royal Bank of Scotland N.V. as the issuer of the ETNs, and RBS Holdings N.V. as the guarantor of the issuer’s obligations under the ETNs, to pay their respective obligations as they become due.

Repurchase at Your Option

Subject to certain restrictions, on any business day from, and including, the initial issuance of the ETNs on the initial settlement date to, and including, November 29, 2040, you may offer your ETNs to us for repurchase.  If you choose to offer your ETNs for repurchase, you must offer at least 40,000 ETNs to us for any single repurchase on any repurchase date in accordance with the procedures described below.  If you offer at least 40,000 ETNs to us for repurchase and fulfill the repurchase procedures described below, we will be obligated to repurchase your ETNs on the applicable repurchase date.

If you wish to offer your ETNs to us for repurchase, you and your broker must follow the following procedures:

•
Your broker must deliver an irrevocable offer for repurchase, a form of which is attached as Annex A to this pricing supplement, to us by e-mail at ETNUSCorpActions@rbs.com.  If your offer for repurchase is received by us after 4:00 p.m., New York City time, on a business day, you will be deemed to have delivered your offer for repurchase on the following business day.

•
In addition to the offer for repurchase, your broker must deliver a completed and signed irrevocable confirmation of repurchase, a form of which is attached as Annex B, to us by facsimile by 5:00 p.m., New York City time, on the same day.  If your irrevocable confirmation of repurchase is received after 5:00 p.m., New York City time, you will be deemed to have delivered your confirmation of repurchase on the following business day.  One portion of the confirmation of repurchase must be completed by you as beneficial owner of the ETNs, and the other portion must be completed by your broker.  You must offer at least 40,000 ETNs for repurchase by us on any repurchase date.  We must acknowledge receipt from your broker in order for your offer to be effective.

•	Your broker must book a delivery versus payment trade with respect to your ETNs on the applicable valuation date at a price equal to the applicable daily redemption value, facing us.

•
Your broker must cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable repurchase date (which is the third business day following the relevant valuation date as described under “—Payment Upon Repurchase or Redemption” below).

Different brokers and DTC participants may have different deadlines for accepting instructions from their customers.  Accordingly, you should consult the brokerage firm or other DTC participant through which you own your interest in the ETNs in respect of such deadlines.  Any repurchase instructions which we receive in accordance with the procedures described above will be irrevocable.

The applicable valuation date for any repurchase will be the trading day immediately following the business day on which we receive your offer for repurchase after  4:00 p.m. (New York City time), and the applicable repurchase date will be the third business day immediately following such valuation date.

Unless the scheduled repurchase date is postponed as described under “—Payment Upon Repurchase or Redemption” below, the final day on which we will repurchase your ETNs will be December 5, 2040.  As such, you must offer your ETNs for repurchase no later than November 29, 2040 in order to have your ETNs repurchased on December 5, 2040, and the applicable valuation date for any such repurchase would be November 30, 2040.

A “trading day” is a day on which (a) trading is generally conducted on NYSE Arca and the relevant exchange, and (b) the level of the Index is calculated and published, in each case as determined by the calculation agent.

A “business day” is any day that is not a Saturday or Sunday or a day on which banking institutions in The City of New York are authorized or required by law, executive order or governmental decree to be closed.

Redemption at Our Option

We may, in our sole discretion, redeem the ETNs, in whole but not in part, at any time during the period from, and including, the initial issuance of the ETNs on the initial settlement date, to, and including, December 5, 2040.  If we exercise our right to redeem the ETNs, we will deliver an irrevocable redemption notice to DTC (the holder of the global note) not less than five business days prior to the applicable redemption date.  The last day on which we can deliver a redemption notice is November 28, 2040.

The valuation date for any redemption, will be the trading day immediately following the business day on which we deliver the relevant redemption notice to DTC in accordance with the procedures set forth above.  The applicable redemption date will be specified in the redemption notice and will not be less than five business days or more than ten business days after the date of the redemption notice.

Payment Upon Repurchase or Redemption

If your ETNs are repurchased or if we elect to redeem your ETNs in accordance with the procedures described under “—Repurchase at Your Option” and “—Redemption at Our Option” above, as the case may be, you will receive a cash payment on the relevant repurchase date or redemption date, as the case may be, in an amount per ETN equal to the daily redemption value of the ETNs on the applicable valuation date.

The applicable valuation date will be:

•	in the case of ETNs you have offered for repurchase, the trading day immediately following the business day on which you make, or are deemed to have made, your offer to us to repurchase your ETNs; or

•	in the case of a ETNs we have elected to redeem, the trading day immediately following the business day on which we deliver a redemption notice to DTC (as holder of the global note).

The repurchase date applicable to any repurchase will be the third business day immediately following the valuation date for such repurchase.  The redemption date will be specified in the redemption notice and will not be less than five business days or more than ten business days after the date of the redemption notice.

The calculation agent will determine the applicable daily redemption value in the manner described under “—Daily Redemption Value” below.

If the valuation date for any repurchase or redemption is not a trading day or if a market disruption event exists on such valuation date, then the calculation agent will postpone the valuation date as described under “—Postponement of a Valuation Date,” in which case the repurchase date or redemption date, as the case may be, will be postponed to the third business day immediately following the applicable valuation date, as postponed, and the calculation agent will determine the daily redemption value as described under “—Postponement of a Valuation Date” below.  In the event that payment upon repurchase or redemption by us is deferred beyond the original repurchase date or redemption date, as the case may be, as provided herein, no interest or other amount will accrue or be payable with respect to that deferred payment.

Any ETNs repurchased by us at your option or redeemed by us at our option will be cancelled on the relevant repurchase date.

Any payment you will be entitled to receive on the ETNs is subject to the ability of The Royal Bank of Scotland N.V. as the issuer of the ETNs, and RBS Holdings N.V. as the guarantor of the issuer’s obligations under the ETNs, to pay their respective obligations as they become due.

The daily redemption value payable at maturity or upon early repurchase or redemption of your ETNs is reduced by the aggregate investor fee applicable to your ETNs.  As a result, the level of the Index must increase by an amount sufficient to offset such reduction in order for you to receive at least the principal amount of your investment at maturity or upon early repurchase or redemption.  If the level of the Index decreases or does not increase sufficiently, you will receive less, and possibly significantly less, than the principal amount of your investment at maturity or upon early repurchase or redemption.

Daily Redemption Value

The daily redemption value as of December       , 2010, the inception date, is equal to the stated principal amount of $25.00 per ETN.  For any valuation date thereafter, the daily redemption value per ETN will be equal to:

•	the daily redemption value on the immediately preceding valuation date, multiplied by

•	the index factor (as defined below) on such valuation date, multiplied by

•	the fee factor (as defined below) on such valuation date.

The “index factor” on any valuation date, including the final valuation date, will be equal to the Index closing level on such valuation date, divided by the Index closing level on the immediately preceding valuation date.

The “Index closing level” on any valuation date will be the official closing level of the Index with respect to such valuation date reported on Bloomberg page “TPLCUT <Index>” or any successor page on Bloomberg or any successor service, as applicable, or if the official closing level of the Index is not reported on such page, the official closing level of the Index with respect to such valuation date as published or otherwise made publicly available by the Index Sponsor or the Index calculation agent, in each case as determined by the calculation agent.  In certain circumstances, the Index closing level will be based on the alternative calculation of the Index as described under “—Discontinuation or Modification of the Index” below.

The “fee factor” on any valuation date, including the final valuation date, will be equal to one minus the investor fee, which is equal to the product of (a) the annual investor fee and (b) the day-count fraction.

The “annual investor fee” will be equal to (a) 1.00% per annum when the Index is tracking the Benchmark Index and (b) 0.50% per annum when the Index is tracking the Cash Rate.

On each valuation date, the “day-count fraction” is equal to the number of days from, but excluding, the immediately preceding valuation date to, and including, the applicable valuation date, divided by 365.

“Valuation date” means each business day from, and including, the inception date to, and including, the final valuation date.  If any valuation date is not a trading day or if a market disruption event exists on any valuation date, the valuation date (including the final valuation date) will be postponed for up to five business days as described under “—Postponement of a Valuation Date” below.

Market Disruption Events

For purposes of the ETNs, a “market disruption event” means:

(a)
any suspension or absence of, or material limitation imposed on, trading by the relevant exchange in (i) when the Index is tracking the Benchmark Index, securities or futures or options contracts that reference securities then composing 20% or more of the level of the Benchmark Index, or (ii) when the Index is tracking the Cash Rate, 3-month U.S. Treasury or futures or options contracts that reference 3-month U.S. Treasury bills, whether by reason of movements in price exceeding limits permitted by the relevant exchange therefor or otherwise; or

(b)
any event (other than an event described in clause (a) above or clause (c) below) that disrupts or impairs the ability of market participants in general to effect transactions in or obtain market values for (i) when the Index is tracking the Benchmark Index, securities or futures or options contracts that reference securities then composing 20% or more of the level of the Benchmark Index, or (ii) when the Index is tracking the Cash Rate, 3-month U.S. Treasury bills or futures or options contracts that reference 3-month U.S. Treasury bills, on the relevant exchange therefor, on any other exchange or quotation system; or

(c)
the closure on any trading day of the relevant exchange for (i) when the Index is tracking the Benchmark Index, securities or futures or options contracts that reference securities then composing 20% or more of the level of the Benchmark Index, or (ii) when the Index is tracking the Cash Rate, 3-month U.S. Treasury bills or futures or options contracts that reference 3-month U.S. Treasury bills, prior to its scheduled closing time unless such earlier closing time is announced by such exchange or quotation system at least one hour prior to the earlier of (A) the actual closing time for the regular trading session on such exchange or quotation system on such trading day and (B) the submission deadline for orders to be entered into such exchange or quotation system for execution on such trading day.

The “relevant exchange” means (a) when the Index is tracking the Benchmark Index, the primary exchange or quotation system for any component, or futures or option contracts related to any component, then included in the Benchmark Index, and (b) when the Index is tracking the Cash Rate, the primary exchange or quotation system for 3-month U.S. Treasury bills or futures or options contracts that reference 3-month U.S. Treasury bills.

For purposes of determining whether a market disruption event exists at any time, if trading in a security included in the Benchmark Index is suspended or materially limited at that time, or there occurs an event that disrupts or impairs the ability of market participants in general to effect transactions in or obtain market values for such security, then the relevant percentage contribution of that security to the level of the Benchmark Index will be based on a comparison of (a) the portion of the level of the Benchmark Index attributable to that security relative to (b) the overall level of the Benchmark Index, in each case immediately before the occurrence of that suspension, limitation or other market disruption, as the case may be.

For purposes of determining whether a market disruption event has occurred:

•
a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market;

•	a decision permanently to discontinue trading in the relevant futures or options contract will not constitute a market disruption event;

•
limitations pursuant to NYSE Rule 80B (or the rules of any relevant exchange similar to any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of similar scope as determined by the calculation agent) on trading during significant market fluctuations will constitute a suspension or absence or material limitation of trading;

•
a suspension of trading in a futures or options contracts on the Benchmark Index or the 3-month U.S. Treasury bills by the primary exchange or market related to such contract by reason of (i) a price change exceeding limits set by such exchange or market, (ii) an imbalance of orders relating to such contracts or (iii) a disparity in bid and ask quotes relating to such contracts will constitute a suspension or absence or material limitation of trading in futures or options contracts related to the Benchmark Index or 3-month U.S. Treasury bills; and

•
a suspension or absence or material limitation of trading on any relevant exchange or on the primary market on which futures or options contracts related to the Benchmark Index or 3-month U.S. Treasury bills are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

Postponement of a Valuation Date

If any valuation date (including the final valuation date) is not a trading day, or if a market disruption event exists on any such valuation date, the valuation date will be postponed to the next succeeding trading day on which a market disruption event does not exist.  However, in no event will a valuation date be postponed more than five business days.  If a valuation date has been postponed for five business days and such fifth business day is not a trading day or a market disruption event exists on such fifth business day, the calculation agent will determine the Index closing level for such valuation date on such fifth business day in accordance with the formula for calculating the Index closing level last in effect prior to the commencement of the market disruption event or non-trading day, using the closing level of the Benchmark Index and/or the Cash Rate and, if the closing level of the Benchmark Index is not available, using the closing price (or, if trading in the relevant securities composing the Benchmark Index has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on such fifth business day of each security most recently composing the Benchmark Index, as applicable.  If a valuation date is postponed, any corresponding repurchase date or redemption date or, in the case of the final valuation date, the maturity date, will also be postponed to the third business day immediately following the applicable valuation date or final valuation date, as the case may be, as postponed.  Any such postponement or determination by the calculation agent may adversely affect your return on the ETNs.  In addition, no interest or other payment will be payable as a result of such postponement.

All determinations and adjustments to be made by the calculation agent with respect to the daily redemption value and the amount payable at upon repurchase or at maturity may be made by the calculation agent in its sole discretion.  See “Risk Factors” for a discussion of certain conflicts of interest which may arise with respect to the calculation agent.

Default Amount on Acceleration

For the purpose of determining whether the holders of our RBS NotesSM, of which the ETNs are a part, are entitled to take any action under the indenture, we will treat the stated principal amount of each ETN outstanding as the principal amount of that ETN.  Although the terms of the ETNs may differ from those of the other RBS NotesSM, holders of specified percentages in principal amount of all RBS NotesSM will be able to take action affecting all the RBS NotesSM, including the ETNs.  This action may involve changing some of the terms that apply to the RBS NotesSM, accelerating the maturity of the RBS NotesSM (in accordance with the acceleration provisions set forth under “Description of Debt Securities” in the prospectus) after a default or waiving some of our obligations under the indenture.

In case an event of default (as defined in the prospectus) with respect to the ETNs shall have occurred and be continuing, the amount declared due and payable for each ETN upon any acceleration of the ETNs will be determined by RBSSI, as calculation agent, and will equal the daily redemption value calculated as if the date of acceleration were the applicable valuation date.  See “Description of Debt Securities—Events of Default” in the prospectus.

If the maturity of the ETNs is accelerated because of an event of default as described above, we will, or will cause the calculation agent to, provide written notice to the trustee at its Delaware office, and to the securities administrator at its New York office, on which notice the trustee and the securities administrator may conclusively rely, and to DTC of the aggregate cash amount due with respect to the ETNs, if any, as promptly as possible and in no event later than two business days after the date of acceleration.

Further Issuances

We may, from time to time, without notice to or the consent of the holders of the ETNs, create and issue additional securities having the same terms and conditions as the ETNs offered by this pricing supplement, and ranking on an equal basis with the ETNs in all respects.  If there is substantial demand for the ETNs, we may issue additional ETNs frequently.  We are initially offering up to a maximum aggregate principal amount of ETNs linked to the Index of $100,000,000 (equivalent to 4,000,000 ETNs).  However, we have no obligation to issue up to this amount or any specific amount of ETNs and, in our sole discretion, may issue ETNs in excess of this amount.  Such additional ETNs will be consolidated and form a single series with the ETNs and all other RBS

NotesSM issued pursuant to the indenture.  We have no obligation to take your interests into account when deciding to issue additional securities.

Discontinuation or Modification of the Index

If the Index Sponsor discontinues publication of the Index and the Index Sponsor or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a “Successor Index”), then the Index closing level will be determined by reference to the value of such Successor Index or market for such Successor Index.

Upon any selection by the calculation agent of a Successor Index, the calculation agent will cause written notice thereof to be furnished to us, the trustee, the securities administrator and DTC as the holder of the ETNs within three trading days of such selection.

If the Index Sponsor discontinues publication of the Index and the calculation agent determines that no Successor Index is available with respect to the Index at such time, then the calculation agent will determine the Index closing level as follows.  The Index closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the Index last in effect prior to such discontinuance, using the Benchmark Index Closing Level (or, if the Benchmark Index Closing Level is not available, its good faith estimate of the closing level of the Benchmark Index in accordance with the formula for and method of calculating the Benchmark Index last in effect prior to such discontinuance, and based on the closing price of each security most recently composing the Benchmark Index) and the Cash Rate.  Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect the value of the ETNs.

If at any time the method of calculating the Index or a Successor Index, or the value thereof, is changed in a material respect, or if the Index or a Successor Index is in any other way modified so that such index does not, in the opinion of the calculation agent, fairly represent the value of the Index or such Successor Index had such changes or modifications not been made, then the calculation agent will, at the close of business in New York City on the next valuation date, make such calculations and adjustments to the terms of the ETNs as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a value of an index comparable to the Index or Successor Index, as the case may be, as if such changes or modifications had not been made, and on each valuation date thereafter, make each relevant calculation with reference to the Index or Successor Index, as adjusted.  Accordingly, if the method of calculating the Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the calculation agent will adjust such index in order to arrive at a value of the Index or Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Manner of Transfer, Exchange and Payment

Holders may register the transfer of the ETNs, and exchange the ETNs at Citibank, N.A, the securities administrator under the indenture, at 111 Wall Street, 15th Floor, New York, New York 10005, Attention: Agency and Trust Group, as our current agent for the payment, transfer and exchange of the ETNs. We refer to Citibank, N.A., acting in this capacity, as the paying agent. However, holders of global notes may transfer and exchange global notes only in the manner and to the extent set forth under “Forms of Securities — Registered Global Securities” in the accompanying prospectus.

We will not be required to:

•
register the transfer or exchange of any ETN if the holder has exercised the holder’s right, if any, to require us to repurchase the ETN, in whole or in part, except the portion of the ETN not required to be repurchased; or

•	register the transfer or exchange of ETNs to be redeemed for a period of fifteen calendar days preceding the mailing of the relevant notice of redemption.

No service charge will be made for any registration or transfer or exchange of ETNs, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the registration of transfer or exchange of ETNs.

The paying agent will make payments on the ETNs to the account of the depositary (which is initially DTC), as holder of the global notes representing the ETNs, by wire transfer of immediately available funds. We expect that the depositary, upon receipt of any payment, will immediately credit its participants’ accounts in amounts proportionate to their respective beneficial interests in the global notes as shown on the records of the depositary. We also expect that payments by the depositary’s participants to owners of beneficial interests in the global notes will be governed by standing customer instructions and customary practices and will be the responsibility of those participants.

If we issue ETNs in certificated form in exchange for the global note representing the ETNs in the limited circumstances described in the accompanying prospectus under “The Depositary,” any payment on the ETNs will be made in immediately available funds to accounts designated by you and approved by us, or at the office of the paying agent specified above, but only when the ETNs are surrendered to the paying agent at that office.

Role of Calculation Agent

RBS Securities Inc., or RBSSI, an affiliate of ours, will serve as the calculation agent.  The calculation agent will, in its reasonable discretion, make all determinations regarding the value of the ETNs, including at maturity or upon early repurchase or redemption by us, market disruption events (see “—Postponement of a Valuation Date”), business days, trading days, the daily redemption value, the maturity date, valuation dates, repurchase dates, the amount payable in respect of your ETNs at maturity or upon early repurchase or redemption by us and any other calculations or determinations to be made by the calculation agent as specified herein.  All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

No Additional Amounts

We will not pay any additional amounts described under “Description of Debt Securities—Payment of Additional Amounts” in the prospectus to holders of the ETNs.

No Par Tax Redemption

The tax redemption feature described under “Description of Debt Securities—Tax Redemption” on page 14 of the accompanying prospectus is not applicable to the ETNs.  However, this does not in any way limit our right to redeem all of the ETNs at our option at any time for any reason (including for tax reasons) as described under “—Redemption at Our Option” above.

Forms of the ETNs

We will offer the ETNs on a continuing basis and will issue ETNs only in fully registered form either as registered global notes or, in limited circumstances, as certificated notes.  References to “holders” mean those who own ETNs registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in ETNs registered in street name or in ETNs issued in book-entry form through one or more depositaries.

Registered Global Notes

The ETNs will initially be issued as registered global notes, and we will issue one or more global certificates representing the entire issue of ETNs.  Except as set forth in the accompanying prospectus under “Forms of Securities—Registered Global Securities” and “The Depositary” you may not exchange registered global notes or interests in registered global notes for certificated notes.

Each global note certificate representing registered global notes will be deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC.  These certificates name DTC or its nominee as the owner of the ETNs.  DTC maintains a computerized system that will reflect the interests held by its participants in the global notes.  An investor’s beneficial interest will be reflected in the records of DTC’s direct or indirect participants through an account maintained by the investor with its broker/dealer, bank, trust company or other representative.

A further description of the DTC’s procedures for global notes representing book-entry notes is set forth under “The Depositary” in the prospectus.  DTC has confirmed to us, RBSSI and the trustee that it intends to follow these procedures.

Certificated Notes

If we issue ETNs in certificated form, the certificate will name the investor or the investor’s nominee as the owner of the ETN.  The person named in the note register will be considered the owner of the ETN for all purposes under the indenture.  For example, if we need to ask the holders of the ETNs to vote on a proposed amendment to the ETNs, the person named in the note register will be asked to cast any vote regarding that ETN.  If you have chosen to have some other entity hold the certificates for you, that entity will be considered the owner of your ETN in our records and will be entitled to cast the vote regarding your ETN.  You may not exchange certificated notes for registered global notes or interests in registered global notes.

Trustee

Wilmington Trust Company is the trustee under the indenture.  Wilmington Trust Company’s address is 100 North Market Street, Rodney Square North, Wilmington, Delaware 19890.

CLEARANCE AND SETTLEMENT

DTC participants that hold the ETNs through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the ETNs and secondary market trading between DTC participants.  See “The Depositary” in the accompanying prospectus for more information.

USE OF PROCEEDS; HEDGING

The net proceeds we receive from the sale of the ETNs will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the ETNs.  The cost of hedging includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in managing the hedging transactions.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Risk Factors—Risks Relating to the ETNs—Hedging and trading activities by us or our affiliates could affect prices of ETNs” and “Plan of Distribution (Conflicts of Interest)” in this pricing supplement, and “Use of Proceeds” in the accompanying prospectus.

From time to time after issuance and prior to the maturity of any ETNs, depending on market conditions (including the level of the Index), in connection with hedging certain of the risks associated with the ETNs, we expect that one or more of our affiliates will increase or decrease their initial hedging positions using dynamic hedging techniques and may take long or short positions in listed or over-the-counter options contracts in, or other derivative or synthetic instruments related to, the Benchmark Index, any security composing the Benchmark Index or U.S. Treasury bills.  In addition, we or one or more of our affiliates may take positions in other types of appropriate financial instruments that may become available in the future.  To the extent that we or one or more of our affiliates have a hedge position in the Benchmark Index, any securities composing the Benchmark Index or U.S. Treasury bills, we or one or more of our affiliates may liquidate a portion of those holdings on or before the final valuation date.  Depending, among other things, on future market conditions, the aggregate amount and the composition of such positions are likely to vary over time.  Our or our affiliates’ hedging activities will not be limited to any particular securities exchange or market.

The hedging activity discussed above may adversely affect the level of the Index.  As a result, such activity may affect the market value of the ETNs and the amount payable at maturity or upon early repurchase or redemption by RBS NV.  See “Risk Factors” in this pricing supplement for a discussion of possible adverse effects related to our hedging activities.

TAXATION IN THE NETHERLANDS

The following summary of certain Dutch taxation matters is based on the laws and practice in force as of the date of this pricing supplement and is subject to any changes in law and the interpretation and application thereof, which changes could be made with retroactive effect. The following summary does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to acquire, hold or dispose of an ETN, and does not purport to deal with the tax consequences applicable to all categories of investors, some of which may be subject to special rules.

For the purpose of this summary it is assumed that no holder of an ETN has or will have a substantial interest, or — in the case of a holder of an ETN being an entity — a deemed substantial interest, in the Bank and that no connected person (verbonden persoon) to the holder of an ETN has or will have a substantial interest in the Bank.

Generally speaking, an individual has a substantial interest in the Bank if (a) such individual, either alone or together with his partner, directly or indirectly has, or (b) certain relatives of such individual or his partner directly or indirectly have, (I) the ownership of, a right to acquire the ownership of, or certain rights over, shares representing 5 per cent or more of either the total issued and outstanding capital of the Bank or the issued and outstanding capital of any class of shares of the Bank, or (II) the ownership of, or certain rights over, profit participating certificates (winstbewijzen) that relate to 5 per cent or more of either the annual profit or the liquidation proceeds of the Bank.

Generally speaking, an entity has a substantial interest in the Bank if such entity, directly or indirectly has (I) the ownership of, a right to acquire the ownership of, or certain rights over, shares representing 5 per cent or more of either the total issued and outstanding capital of the Bank or the issued and outstanding capital of any class of shares of the Bank, or (II) the ownership of, or certain rights over, profit participating certificates (winstbewijzen) that relate to 5 per cent or more of either the annual profit or the liquidation proceeds of the Bank. An entity holding an ETN has a deemed substantial interest in the Bank if such entity has disposed of or is deemed to have disposed of all or part of a substantial interest on a non-recognition basis.

For the purpose of this summary, the term “entity” means a corporation as well as any other person that is taxable as a corporation for Dutch corporate tax purposes.

Where this summary refers to a holder of an ETN, an individual holding an ETN or an entity holding an ETN, such reference is restricted to (i) an individual or entity holding legal title to as well as an economic interest in such ETN (ii) an individual or entity beneficially owning such  ETN.

Holders of an ETN should consult their professional advisers on the tax consequences of their acquiring, holding and disposing of an ETN.

Withholding Tax

All payments made by the Bank of interest and principal under the ETNs can be made free of withholding or deduction of any taxes of whatsoever nature imposed, levied, withheld or assessed by The Netherlands or any political subdivision or taxing authority thereof or therein.

Taxes on Income and Capital Gains

Residents

Resident entities

An entity holding an ETN which is, or is deemed to be, resident in The Netherlands for corporate tax purposes and which is not tax exempt, will generally be subject to corporate tax in respect of income or a capital gain derived from an ETN at the prevailing statutory rates.

Resident individuals

An individual holding an ETN who is, is deemed to be, or has elected to be treated as, resident in The Netherlands for income tax purposes will be subject to income tax in respect of income or a capital gain derived from an ETN at rates up to 52 per cent if:

(i)	the income or capital gain is attributable to an enterprise from which the holder derives profits (other than as a shareholder); or

(ii)
the income or capital gain qualifies as income from miscellaneous activities (belastbaar resultaat uit overige werkzaamheden) as defined in the Income Tax Act (Wet inkomstenbelasting 2001), including, without limitation, activities that exceed normal, active asset management (normaal, actief vermogensbeheer).

If neither condition (i) nor (ii) applies, an individual holding an ETN will be subject to income tax on the basis of a deemed return, regardless of any actual income or capital gain derived from an ETN. The deemed return amounts to 4 per cent of the average value of the individual's net assets in the relevant fiscal year (including the ETN). Subject to application of certain allowances, the deemed return will be taxed at a rate of 30 per cent.

Non-residents

A holder of an ETN which is not, is not deemed to be, and – in case the holder is an individual – has not elected to be treated as, resident in The Netherlands for the relevant tax purposes will not be subject to taxation on income or a capital gain derived from an ETN unless:

(i)
the income or capital gain is attributable to an enterprise or part thereof which is either effectively managed in The Netherlands or carried on through a permanent establishment (vaste inrichting) or a permanent representative (vaste vertegenwoordiger) in The Netherlands and the holder of an ETN derives profits from such enterprise (other than by way of securities); or

(ii)
the holder is an individual and the income or capital gain qualifies as income from miscellaneous activities (belastbaar resultaat uit overige werkzaamheden) in The Netherlands as defined in the Income Tax Act (Wet inkomstenbelasting 2001), including, without limitation, activities that exceed normal, active asset management (normaal, actief vermogensbeheer).

Gift and Inheritance Taxes

Dutch gift or inheritance taxes will not be levied on the occasion of the transfer of an ETN by way of gift by, or on the death of, a holder of an ETN, unless:

(i)	the holder of an ETN is, or is deemed to be, resident in The Netherlands for the purpose of the relevant provisions; or

(ii)
the transfer is construed as an inheritance or gift made by, or on behalf of, a person who, at the time of the gift or death, is or is deemed to be resident in The Netherlands for the purpose of the relevant provisions.

Value Added Tax

The issuance or transfer of an ETN, and payments of interest and principal under an ETN, will not be subject to value added tax in The Netherlands.

Other Taxes and Duties

The subscription, issue, placement, allotment, delivery or transfer of an ETN will not be subject to registration tax, stamp duty or any other similar tax or duty payable in The Netherlands.

Residence

A holder of an ETN will not be, or be deemed to be, resident in The Netherlands for tax purposes and, subject to the exceptions set out above, will not otherwise be subject to Dutch taxation, by reason only of acquiring, holding or disposing of an ETN or the execution, performance, delivery and/or enforcement of an ETN.

EU Council Directive on Taxation of Savings Income

In accordance with EC Council Directive 2003/48/EC on the taxation of savings income, The Netherlands will provide to the tax authorities of another EU member state (and certain non-EU countries and associated territories specified in said directive) details of payments of interest or other similar income paid by a person within The Netherlands to, or collected by such a person for, an individual resident in such other state.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences of ownership and disposition of the ETNs. It applies only to an investor who holds the ETNs as capital assets within the meaning of Section 1221 of the Internal Revenue Code (the “Code”). This discussion is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described below, possibly with retroactive effect. It does not address all aspects of U.S. federal income taxation that may be relevant to an investor in light of the investor’s particular circumstances or to certain types of investors subject to special treatment under the U.S. federal income tax laws, such as certain former citizens or residents of the United States, certain financial institutions, real estate investment trusts, regulated investment companies, tax-exempt entities, dealers and certain traders in securities, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, persons who hold the ETNs as a part of a hedging transaction, straddle, conversion or integrated transaction, U.S. holders (as defined below) who have a “functional currency” other than the U.S. dollar, or individual non-U.S. holders (as defined below) who are present in the United States for 183 days or more in the taxable year in which their ETNs are sold or retired.

Tax Treatment of the ETNs

We believe it is reasonable to treat the ETNs as prepaid financial contracts for U.S. federal income tax purposes, with the consequences described below. Due to the absence of authorities that directly address instruments that are similar to the ETNs, significant aspects of the U.S. federal income tax consequences of an investment in the ETNs are uncertain. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the treatment described herein. Accordingly, you should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the ETNs (including possible alternative treatments, some of which are discussed below) as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Unless otherwise stated, the following discussion assumes that the treatment of the ETNs as prepaid financial contracts will be respected.

Tax Consequences to U.S. Holders

You are a “U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of ETNs that is: (i) a citizen or resident of the United States; (ii) a corporation created or organized under the laws of the United States or any political subdivision thereof; or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment Prior to Maturity. You should not recognize taxable income or loss over the term of the ETNs prior to maturity, other than pursuant to a sale or exchange (including a repurchase by us), as described below.

Sale, Exchange or Retirement of the ETNs. Upon a sale, exchange or retirement of the ETNs, you will recognize taxable gain or loss equal to the difference between the amount realized on such sale, exchange or retirement and your tax basis in the ETNs. Your tax basis in the ETNs should equal the amount you paid to acquire them. Your gain or loss on the ETNs generally should be capital gain or loss, and should be long-term capital gain or loss if you have held the ETNs for more than one year. The deductibility of capital losses is subject to certain limitations.

Possible Alternative Tax Consequences of an Investment in the ETNs. Alternative U.S. federal income tax treatments of the ETNs are possible that, if applied, could materially and adversely affect the timing and/or character of income or loss with respect to the ETNs. It is possible, for example, that the ETNs could be treated as debt instruments issued by us. Under this treatment, the ETNs would be governed by Treasury regulations relating to the taxation of contingent payment debt instruments. In that event, even if you are a cash-method taxpayer, in each year that you held the ETNs you would be required to accrue into income “original issue discount” based on our “comparable yield” for similar non-contingent debt, determined as of the time of issuance of the ETNs, even though we will not make any payment with respect to the ETNs prior to maturity or earlier repurchase by us. In addition, any income on the sale, exchange or retirement of the ETNs would be treated as ordinary in character. Moreover, if you were to recognize a loss above certain thresholds, you could be required to file a disclosure statement with the IRS.

Even if the ETNs are treated as prepaid financial contracts, you might be required to include amounts in income during the term of the ETNs and/or to treat all or a portion of the gain or loss on the sale or retirement of the ETNs as ordinary income or loss or as short-term capital gain or loss without regard to how long you have held the ETNs. For instance, it is possible that each switch of the Benchmark Index Trend, any change in the methodology of the Index, or any substitution of a Successor Index for the Index could result in a “deemed” taxable exchange that could cause you to recognize gain or loss (subject, in the case of loss, to the possible application of the “wash sale” rules) as if you had sold or exchanged the ETNs.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the ETNs. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments; the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the ETNs, possibly with retroactive effect.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the ETNs, including possible alternative treatments and the issues presented by the 2007 notice, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Legislation Enacted in 2010

Legislation enacted in 2010 requires certain individuals who hold “debt or equity interests” in any “foreign financial institution” that are not “regularly traded on an established securities market” to report information about such holdings on their U.S. federal income tax returns, generally for tax years beginning in 2011, unless a regulatory exemption is provided. Individuals who purchase the ETNs should consult their tax advisers regarding this legislation.

Tax Consequences to Non-U.S. Holders

You are a “non-U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of ETNs that is: (i) a nonresident alien individual; (ii) a foreign corporation; or (iii) a foreign estate or trust.

Sale, Exchange or Retirement of the ETNs. Any gain from the sale, exchange or retirement of the ETNs should not be subject to U.S. federal income tax, including withholding tax, unless such gain is effectively connected with your conduct of a trade or business in the United States, as described below.

Income Effectively Connected with a Trade or Business in the United States. If you are engaged in a trade or business in the United States, and income from the ETNs is effectively connected with your conduct of that trade or business, you generally will be taxed in the same manner as a U.S. holder. In this case, you may be subject to withholding if you do not provide a properly executed IRS Form W-8ECI. If this paragraph applies to you, you should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of the ETNs, including the possible imposition of a 30% branch profits tax if you are a corporation.

Tax Consequences under Possible Alternative Treatments. Subject to the discussion in the second succeeding paragraph, if the ETNs were treated as indebtedness, any income from the ETNs would not be subject to U.S. federal income tax, including withholding tax, provided generally that (i) you have certified on IRS Form W-8BEN, under penalties of perjury, that you are not a United States person and otherwise satisfied applicable requirements and (ii) any income from the ETNs was not effectively connected with your conduct of a trade or business in the United States. As a practical matter, you may be subject to withholding unless you provide an IRS form W-8BEN (or W-8ECI, if appropriate).

It is possible that the IRS or Treasury might issue guidance (possibly with retroactive effect), based on legislation enacted in 2010, that would cause your ETNs to be treated as giving rise to U.S.-source dividend income subject to U.S. withholding tax at a rate of 30% (or a lower treaty rate, if applicable).  This is because the calculation of the Benchmark Index is determined in part by reference to dividend payments made by U.S. corporations that are included in the Benchmark Index.  There is significant uncertainty regarding whether and how withholding tax would be imposed if such guidance were issued.  It is possible, for instance, that a payment of withholding tax might be due each time the redemption value of your ETNs is affected by the adjustment of the Benchmark Index to reflect underlying dividends, even though you would not receive a cash payment at that time.  Alternatively, withholding tax might be due upon the sale or redemption of your ETNs.  In either case, we would not pay any additional amounts on account of any such withholding tax, and we would be able to deduct the amount of any such tax (whenever incurred) from amounts payable with respect to your ETNs.  You should consult your tax adviser regarding the possible imposition of withholding tax under this legislation.

Another provision of legislation enacted in 2010 generally imposes a withholding tax of 30% on payments made after December 31, 2012 to certain foreign entities (including financial intermediaries) of interest or dividend payments on, and the gross proceeds of dispositions of, instruments that give rise to U.S.-source interest or dividends, unless various U.S. information reporting and due diligence requirements have been satisfied.  This legislation applies to “obligations” issued after March 18, 2012.  The reporting and diligence requirements of the legislation, which are in addition to, and potentially significantly more onerous than, the requirement to deliver an IRS Form W-8BEN, generally relate to ownership by U.S. persons of interests in or accounts with such entities.  If the ETNs were recharacterized as debt instruments or, alternatively, were treated as giving rise to U.S.-source dividends, as discussed above, these rules could apply to ETNs acquired after March 18, 2012.  Holders should consult their tax advisers regarding the possible implications of this legislation for their investment in the ETNs.

As described above under “— Tax Consequences to U.S. Holders — Possible Alternative Tax Consequences of an Investment in the ETNs,” in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the ETNs. The notice focuses, among other things, on the degree, if any, to which income realized with respect to such instruments by non-U.S. persons should be subject to withholding tax. It is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might require non-U.S. holders to accrue income, subject to withholding tax, over the term of the ETNs, possibly on a retroactive basis. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the ETNs, including possible alternative treatments and the issues presented by the 2007 notice.

Backup Withholding and Information Reporting

The proceeds received from a sale, exchange or retirement of the ETNs will be subject to information reporting unless you are an “exempt recipient,” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer identification number, if you are a U.S. holder) or meet certain other conditions. If you are a non-U.S. holder and you provide a properly executed IRS Form W-8BEN or W-8ECI, as applicable, you will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We and RBS Holdings have appointed RBS Securities Inc. (“RBSSI”) as agent for any offering of the ETNs (which term includes the related guarantees).

We expect to issue $4,000,000 in principal amount of the ETNs (equivalent to 160,000 ETNs) on the inception date to be sold by RBSSI, an affiliate of ours.  These ETNs and additional ETNs may be offered and sold from time to time, at a price that is higher or lower than the $25.00 stated principal amount, based on the indicative value of the ETNs at that time, by or through RBSSI, acting as principal or our agent, to investors and to dealers acting as principals for resale to investors.  We will receive proceeds equal to 100% of the offering price of the ETNs issued and sold after the inception date.  RBSSI may also receive a payment from us of a portion of the investor fee in consideration for its administrative role in the issuances and repurchases of the ETNs.

We expect to enter into an agreement with Pacer Financial, Inc. (“Pacer”) under which Pacer will receive a portion of the investor fee in consideration for its role in marketing the ETNs.  The actual amount received by Pacer in a given year will depend on, among other things, the daily redemption value of ETNs then outstanding and the number and value of any other then outstanding securities issued by RBS NV or its affiliates and marketed by Pacer.  The amount paid to Pacer is subject to limitations on the amount of compensation which may be paid to members of the Financial Industry Regulatory Authority (“FINRA”), such as Pacer.

We may deliver ETNs against payment therefor on a date that is greater than three business days following the date of sale of any ETNs.  Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to transact in ETNs that are to be issued more than three business days after the related trade date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Amounts paid to FINRA members, including RBSSI and Pacer, constituting underwriting compensation with respect to ETNs will not exceed 8% of the offering proceeds.

RBSSI’s address is 600 Washington Boulevard, Stamford, Connecticut 06901.

Conflicts of Interest

RBSSI is an affiliate of ours and RBS Holdings.  RBSSI will conduct each offering of ETNs in compliance with the requirements of NASD Rule 2720 of FINRA regarding a FINRA member firm’s distribution of securities of an affiliate.  Following the initial distribution of any of these ETNs, RBSSI may offer and sell those ETNs in the course of its business as broker-dealer.  RBSSI may act as principal or agent in these transactions and will make any sales at varying prices related to prevailing market prices at the time of sale or otherwise.  RBSSI may use this pricing supplement and the accompanying prospectus in connection with any of these transactions.  RBSSI is not obligated to make a market in any of these ETNs and may discontinue any market-making activities at any time without notice.

RBSSI or an affiliate of RBSSI may enter into one or more hedging transactions with us in connection with this offering of ETNs.  See “Use of Proceeds; Hedging” above.

Market-Making Transactions

Broker-dealers may make a market in the ETNs, although none of them are obligated to do so and any of them may stop doing so at any time without notice.  This prospectus (as such term includes this pricing supplement and the accompanying prospectus) may be used by such broker-dealers and our affiliates in connection with market-making transactions.  In these transactions, broker-dealers may resell an ETN covered by this prospectus that they acquire from other holders after the original offering and sale of the ETNs, or they may sell an ETN covered by this prospectus in short sale transactions.

Broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in the distribution of the ETNs in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the Securities Act of 1933, as amended (the “Securities

Act”).  Among other activities, broker-dealers and other persons may make short sales of the ETNs and may cover such short positions by borrowing ETNs from us or our affiliates or by purchasing ETNs from us or our affiliates subject to our obligation to repurchase such ETNs at a later date.  As a result of these activities, these market participants may be deemed statutory underwriters.  If these activities are commenced, they may be discontinued at any time.  A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus-delivery and liability provisions of the Securities Act.  This prospectus will be deemed to cover any short sales of ETNs by market participants who cover their short positions with ETNs borrowed or acquired from us or our affiliates in the manner described above.

BENEFIT PLAN INVESTOR CONSIDERATIONS

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Section 4975 of the Internal Revenue Code of 1986, (the “Code”), impose certain requirements on (a) employee benefit plans subject to Title I of ERISA, (b) individual retirement accounts, Keogh plans or other arrangements subject to Section 4975 of the Code, (c) entities whose underlying assets include “plan assets” by reason of any such plan’s or arrangement’s investment therein (we refer to the foregoing collectively as “Plans”) and (d) persons who are fiduciaries with respect to Plans.  In addition, certain governmental, church and non-U.S. plans (“Non-ERISA Arrangements”) are not subject to Section 406 of ERISA or Section 4975 of the Code, but may be subject to other laws that are substantially similar to those provisions (each, a “Similar Law”).

In addition to ERISA’s general fiduciary standards, Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of a Plan and persons who have specified relationships to the Plan, i.e., “parties in interest” as defined in ERISA or “disqualified persons” as defined in Section 4975 of the Code (we refer to the foregoing collectively as “parties in interest”) unless exemptive relief is available under an exemption issued by the U.S. Department of Labor.  Parties in interest that engage in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under Section 406 of ERISA and Section 4975 of the Code.  We, and our current and future affiliates, including RBS Securities Inc., may be parties in interest with respect to many Plans.  Thus, a Plan fiduciary considering an investment in the ETNs should also consider whether such an investment might constitute or give rise to a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.  For example, the ETNs may be deemed to represent a direct or indirect sale of property, extension of credit or furnishing of services between us and an investing Plan which would be prohibited if we are a party in interest with respect to the Plan unless exemptive relief were available under an applicable exemption.

In this regard, each prospective purchaser that is, or is acting on behalf of, a Plan, and proposes to purchase the ETNs, should consider the exemptive relief available under the following prohibited transaction class exemptions, or PTCEs: (A) the in-house asset manager exemption (PTCE 96-23), (B) the insurance company general account exemption (PTCE 95-60), (C) the bank collective investment fund exemption (PTCE 91-38), (D) the insurance company pooled separate account exemption (PTCE 90-1) and (E) the qualified professional asset manager exemption (PTCE 84-14).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and sale of the ETNs and related lending transactions, provided that neither the issuer of the ETNs nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider exemption”).  There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the ETNs.

Each purchaser or holder of an ETN, and each fiduciary who causes any entity to purchase or hold an ETN, shall be deemed to have represented and warranted, on each day such purchaser or holder holds such ETNs, that either (i) it is neither a Plan nor a Non-ERISA Arrangement and it is not purchasing or holding the ETNs on behalf of or with the assets of any Plan or Non-ERISA arrangement; or (ii) its purchase, holding and subsequent disposition of such ETNs shall not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or any provision of Similar Law.

Each purchaser of an ETN will have exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the ETN does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Law.  Nothing herein shall be construed as a representation that an investment in the ETNs would meet any or all of the relevant legal requirements with respect to investments by, or is appropriate for, Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

The ETNs are contractual financial instruments.  The financial exposure provided by the ETNs is neither a substitute or proxy for, nor is it intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the ETNs.  The ETNs have not been designed and shall not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the ETNs.

Each purchaser or holder of any ETNs acknowledges and agrees that:

(i)
the purchaser or purchaser’s fiduciary has made and shall make all investment decisions for the purchaser and the purchaser has not and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser with respect to (A) the design and terms of the ETNs, (B) the purchaser's investment in the ETNs, or (C) the exercise, or failure to exercise, any rights we have under or with respect to the ETNs;

(ii)
we and our affiliates have and shall act solely for our own account in connection with (A) all transactions relating to the ETNs and (B) all hedging transactions in connection with our obligations under the ETNs;

(iii)
any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of any investor;

(iv)	our interests may be adverse to the interests of any purchaser or holder; and

(v)
neither we nor any of our affiliates are fiduciaries or advisers of the purchaser or holder in connection with any such assets, positions or transactions and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Fiduciaries of any Plans and Non-ERISA Arrangements should consult their own legal counsel before purchasing the ETNs.  We also refer you to the portions of the prospectus addressing restrictions applicable under ERISA, the Code and Similar Law.

ANNEX A

FORM OF OFFER FOR REPURCHASE

To:	ETNUSCorpActions@rbs.com

Subject:	RBS US Large Cap Trendpilot Exchange Traded Notes (the “ETNs”)
CUSIP/ISIN: 78009L308 / US78009L3087

[BODY OF E-MAIL]

The undersigned hereby irrevocably elects to exercise the right to have The Royal Bank of Scotland N.V. repurchase the following ETNs as described in the pricing supplement relating to the ETNs dated December     , 2010.

Name of holder:	[	]
Number of ETNs to be repurchased:	[	]*
Applicable valuation date:	[	]**
Contact name:	[	]
Telephone No.:	[	]

Acknowledgement:
I acknowledge that the ETNs specified above will not be repurchased unless all of the requirements specified in the pricing supplement related to the ETNs are satisfied.

Questions regarding the repurchase requirements of your ETNs should be directed to ETNUSCorpActions@rbs.com.

*	The minimum repurchase amount is 40,000 ETNs.

**	Subject to adjustment as described in the pricing supplement.

ANNEX B

FORM OF CONFIRMATION OF REPURCHASE

PART A: TO BE COMPLETED BY THE BENEFICIAL OWNER

Dated:
[insert date]

The Royal Bank of Scotland N.V. (“RBS NV”)
Fax: 1-203-873-3292

Re:	RBS US Large Cap Trendpilot Exchange Traded Notes (the “ETNs”)
CUSIP/ISIN: 78009L308 / US78009L3087

Ladies and Gentlemen:

The undersigned beneficial owner hereby irrevocably offers to RBS NV the right to repurchase the ETNs, as described in the Pricing Supplement dated December       , 2010 relating to the ETNs (the “Pricing Supplement”), in the amounts and on the date set forth below.

Name of beneficial holder:
[insert name of beneficial owner]

The number of ETNs offered for repurchase.  You must offer at least 40,000 ETNs for repurchase at one time for your offer to be valid.  The trading day immediately succeeding the date you offered your ETNs for repurchase will be the valuation date applicable to such repurchase.

[insert number of ETNs offered for repurchase by RBS NV]

Applicable valuation date:*	,	20
Applicable repurchase date:*	,	20
	[insert a date that is three business days following the applicable valuation date]

Contact Name:
[insert the name of a person or entity to be contacted with respect to this Confirmation of Repurchase]

Telephone #:
[insert the telephone number at which the contact person or entity can be reached]

*   Subject to adjustment as described in the pricing supplement.

My ETNs are held in the following DTC Participant’s Account (the following information is available from the broker through which you hold your ETNs):

Name:

DTC Account Number (and any relevant sub-account):

Contact Name:

Telephone Number:

Acknowledgement: In addition to any other requirements specified in the Pricing Supplement being satisfied, I acknowledge that the ETNs specified above will not be repurchased unless (i) this Confirmation of Repurchase, as completed and signed by the DTC Participant through which my ETNs are held (the “DTC Participant”), is delivered to RBS NV, (ii) the DTC Participant has booked a “delivery vs.  payment” (“DVP”) trade on the applicable valuation date facing RBS NV, and (iii) the DTC Participant instructs DTC to deliver the DVP trade to RBS NV as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable repurchase date.  I also acknowledge that if this Confirmation of Repurchase is received after 5:00 p.m., New York City time, on a business day, I will be deemed to have made this Confirmation of Repurchase on the following business day.

The undersigned acknowledges that RBS NV will not be responsible for any failure by the DTC Participant through which such undersigned’s ETNs are held to fulfill the requirements for repurchase set forth above.

[Beneficial Holder]

PART B OF THIS NOTICE IS TO BE COMPLETED BY THE DTC PARTICIPANT IN WHOSE ACCOUNT THE ETNs ARE HELD AND DELIVERED TO RBS NV BY 5:00 p.m., NEW YORK CITY TIME, ON THE BUSINESS DAY IMMEDIATELY PRECEDING THE APPLICABLE VALUATION DATE

PART B: TO BE COMPLETED BY BROKER

BROKER’S CONFIRMATION OF REPURCHASE

Dated:
[insert date]

The Royal Bank of Scotland N.V. (“RBS NV”)

Re:	RBS US Large Cap Trendpilot Exchange Traded Notes (the “ETNs”)
CUSIP/ISIN: 78009L308 / US78009L3087

Ladies and Gentlemen:

The undersigned holder of ETNs hereby irrevocably offers to RBS NV for repurchase, on the repurchase date of                                           ,* with respect to the number of the ETNs indicated below as described in the Pricing Supplement dated December       , 2010 relating to the ETNs (the “Pricing Supplement”).  Terms not defined herein have the meanings given to such terms in the Pricing Supplement.

The undersigned certifies to you that it will (i) book a delivery vs. payment trade on the applicable valuation date of                                                ,* with respect to the stated principal amount of ETNs specified below at a price per ETN equal to the repurchase value, facing The Royal Bank of Scotland N.V., DTC #425 and (ii) deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the repurchase date.

Very truly yours,

[NAME OF DTC PARTICIPANT HOLDER]

Contact Name:

Title:

Telephone:

Fax:

E-mail:

The number of ETNs offered for repurchase. You must offer at least 40,000 ETNs for repurchase at one time for your offer to be valid. The trading day immediately succeeding the date you offered your ETNs for repurchase will be the valuation date applicable to such repurchase.

DTC # (and any relevant sub-account):

*   Subject to adjustment as described in the Pricing Supplement.

We have not authorized anyone to provide information other than contained in this pricing supplement and the accompanying prospectus with respect to the ETNs.  We take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you.  We are offering to sell the ETNs and seeking offers to buy the ETNs only in jurisdictions where offers and sales are permitted.  Neither the delivery of this pricing supplement nor the accompanying prospectus, nor any sale made hereunder and thereunder will, under any circumstances, create any implication that there has been no change in the affairs of The Royal Bank of Scotland N.V. or RBS Holdings N.V. since the date of the pricing supplement or that the information contained or incorporated by reference in the accompanying prospectus is correct as of any time subsequent to the date of such information.
		THE ROYAL BANK OF SCOTLAND N.V. RBS NotesSM

TABLE OF CONTENTS		fully and unconditionally guaranteed by
		RBS Holdings N.V.
PRICING SUPPLEMENT	Page

About This Pricing Supplement	PS-1
Where You Can Find Additional Information	PS-2
Summary	PS-3	4,000,000 ETNs
Risk Factors	PS-12	RBS US Large Cap TrendpilotTM
Hypothetical Examples	PS-22	Exchange Traded Notes
The Index	PS-27
Valuation of the ETNs	PS-42
Specific Terms Of The ETNs	PS-44
Clearance and Settlement	PS-53
Use Of Proceeds; Hedging	PS-54
Taxation in The Netherlands	PS-55
U.S. Federal Income Tax Consequences	PS-58
Plan Of Distribution (Conflicts Of Interest)	PS-61
Benefit Plan Investor Considerations	PS-63	PRELIMINARY PRICING SUPPLEMENT
Annex A–Form of Offer for Repurchase	PS-65	DATED DECEMBER 3, 2010
Annex B–Form of Confirmation of Repurchase	PS-66	(TO PROSPECTUS DATED April 2, 2010)

PROSPECTUS	Page

About This Prospectus	1
Where You Can Find Additional Information	2
Cautionary Statement on Forward-Looking
Statements	3	RBS Securities Inc.
Consolidated Ratios of Earnings to Fixed
Charges	4
The Royal Bank of Scotland N.V. and RBS NV
Holdings N.V.	5
Use of Proceeds	6
Description of Debt Securities	7
Forms of Securities	17
The Depositary	18
Plan of Distribution (Conflicts of Interest)	20
Legal Matters	23
Experts	24
Benefit Plan Investor Considerations	25
Enforcement of Civil Liabilities	26